Exhibit (a)(2)(A)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement under

Section 14(d)(4) of the Securities Exchange Act of 1934

LOGILITY, INC.

(Name of Subject Company)

LOGILITY, INC.

(Name of Persons Filing Statement)

COMMON STOCK

(Title of Class of Securities)

54140Y 10 3

(CUSIP Number of Class of Securities)

Vincent C. Klinges

Chief Financial Officer

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, GA 30305

(404) 264-5477

(Name, Address and Telephone Number of Person Authorized to Receive Notices and

Communications on Behalf of the Persons Filing Statement)

With a copy to:

Lizanne Thomas

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, GA 30309

(404) 581-8411

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

i

ITEM 1.	Subject Company Information

Name and Address

The name of the subject company is Logility, Inc., a Georgia corporation (“Logility” or the “Company”). The principal executive offices of Logility are located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. The telephone number of the Company’s principal executive offices is (404) 261-9777.

Securities

The class of equity securities to which this Solicitation/Recommendation Statement on Schedule 14D-9 (this “Statement”) relates is the Company’s common stock, without par value (“Common Stock”). As of May 12, 2009, there were 12,865,145 shares of Common Stock issued and outstanding. The Common Stock is listed on the NASDAQ Global Market under the symbol “LGTY.”

On December 15, 1997, the Board of Directors approved a resolution authorizing the Company to repurchase up to 350,000 shares of Common Stock through open market purchases at prevailing market prices. The Company completed this repurchase plan in November 1998, at which time the Company adopted an additional repurchase plan for up to 800,000 shares. In February 2003, the Board of Directors approved a resolution authorizing the Company to repurchase an additional 400,000 shares for a total authorized repurchase amount of 1,550,000 shares. The timing of any repurchases would depend on market conditions, the market price of Logility’s common stock and management’s assessment of the Company’s liquidity and cash flow needs.

During fiscal year 2008, the Company purchased 144,421 shares for approximately $1.1 million under the current authorized share buyback program. Under all repurchase plans, through July 14, 2008, the Company had purchased a cumulative total of approximately 1.5 million shares at a total cost of approximately $9.2 million. In the first quarter of fiscal year 2009, the Company purchased 39,620 shares of Common Stock at an average price of $7.49 per share for a total price of approximately $296,841. In the second quarter of fiscal year 2009, the Company purchased 27,122 shares of Common Stock at an average price of $6.69 per share for a total price of approximately $181,326. The Company did not purchase any Common Stock under the current repurchase plan during the third or fourth quarters of fiscal year 2009.

ITEM 2.	Identity and Background of Filing Person

Name and Address

The Company is the person filing this Statement and is the subject company. Its business address and telephone number are set forth above under Item 1.

Tender Offer

This Statement relates to the tender offer by American Software, Inc., a Georgia corporation (“American Software”), to purchase all of the outstanding shares of Common Stock not currently owned by American Software (the “Offer”), at a price of $7.02 per share, net to the seller in cash (the “Offer Price”), without interest. The offer is disclosed in a Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO (the “Schedule TO”) dated as of May 22, 2009 and filed with the Securities and Exchange Commission (the “Commission”). According to the Schedule TO, the Offer will expire at 12:00 midnight, New York City Time, on June 22, 2009, unless the Offer is extended.

American Software has stated that its obligation and right to purchase shares of Common Stock at the expiration of the Offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires shares of Common Stock that constitute at least a majority of the outstanding shares not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than directors of Logility who constitute the special committee of independent directors formed to consider the Offer) immediately prior to the expiration of the Offer (the “Minimum Tender Condition”). The Minimum Tender

Condition is not waivable. The Offer is on the terms and subject to a number of other conditions set forth in an offer to purchase, dated May 22, 2009 (the “Offer to Purchase”) and filed as an exhibit to the Schedule TO and the related Letter of Transmittal and other documents filed as exhibits to the Schedule TO and mailed to the holders of shares of Common Stock (the “Transmittal Documents”) together with this Statement.

American Software has stated that, if the Minimum Tender Condition is satisfied and American Software buys the tendered shares of Common Stock, it will be entitled to, and will, as soon as reasonably practicable, use the “short-form” merger provisions of Section 14-2-1104 of the Georgia Business Corporation Code (the “GBCC”) to effect a merger between the Company and a wholly-owned subsidiary of American Software formed for the specific purpose of the merger, in which all shares of Common Stock held by the remaining shareholders would be converted into the right to receive cash equal to the same price per share as the Offer Price, without interest (the “Merger”). As further described in the Offer to Purchase, the Merger will result in each outstanding share of Common Stock (other than shares owned by American Software or its subsidiaries, and shares, if any, held by shareholders who are entitled to and who properly exercise dissenters’ rights under Georgia law) being converted into the right to receive the same amount of cash consideration paid in the Offer.

The principal executive offices of American Software are located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Further information regarding American Software is contained in the Offer to Purchase under “The Tender Offer – Section 8 – Certain Information Concerning American Software.”

With respect to all information described herein as contained in, or incorporated into the Schedule TO from, the Offer to Purchase and the Transmittal Documents, including information concerning American Software and its affiliates, officers or directors or actions or events with respect to any of them, the Company takes no responsibility for the accuracy or completeness of such information or for any failure by such parties to disclose events or circumstances that may have occurred and may affect the significance, completeness or accuracy of any such information.

ITEM 3.	Past Contacts, Transactions, Negotiations and Agreements

Except as described in this Statement (including exhibits, annexes and any information incorporated herein by reference), to the best of the Company’s knowledge, as of the date of this Statement, there are no material agreements, arrangements or understandings, or any actual or potential conflicts of interest, between the Company or its affiliates and (i) the Company’s executive officers, directors or affiliates or (ii) American Software, or its executive officers, directors or affiliates.

Any information incorporated by reference herein shall be deemed modified or superseded for purposes of this Statement to the extent that any information contained herein modifies or supersedes such information.

Interests of Certain Persons in the Offer and Merger

In considering the recommendation with respect to the Offer set forth in this Statement, shareholders should be aware that certain executive officers and directors of Logility, and certain executive officers and directors of American Software, have interests in the Offer that are described in this Statement and the exhibits and annexes hereto and that may present such persons with certain actual or potential conflicts of interest with respect to the Offer. See “ – Interlocking Directors and Executive Officers” below for information regarding the interests of the Company’s directors and executive officers in the Offer, including the fact that two out of the five directors are directors of American Software and that certain executive officers of Logility also serve as executive officers of American Software.

Certain Arrangements between Logility and its Executive Officers, Directors, and Affiliates

Executive Compensation and Employment Matters; Director Compensation

For a detailed description of the compensation programs applicable to the executive officers of the Company, as well as further information regarding director compensation, please see the Company’s 2008 Proxy Statement under the section headings “Executive Compensation” and “Director Compensation,” which sections are filed as an exhibit to this Statement and incorporated herein by reference. In addition, Annex A to this Statement, which is incorporated herein by reference, contains further details regarding the business and background of each of the Company’s executive officers and directors.

Executive Compensation. The key elements of the Company’s executive compensation program generally include a base salary, cash bonus and equity incentive compensation in the form of stock options, which are awarded through the incentive plans discussed below. In addition, the Company provides a variety of health, retirement and other benefits to all employees. The executive officers are eligible to participate in the benefit plan on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. The executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees except for limited supplemental insurance expense reimbursement and except for perquisites that the Compensation Committee of the Board of Directors has approved for J. Michael Edenfield and H. Allan Dow. None of the executives is a party to an employment agreement with the Company.

Director Compensation. During fiscal year 2008, the Company compensated directors who were not employed by the Company or its affiliates at the rate of $5,000 per annum, plus $1,000 for each meeting of the Board of Directors and $600 for each meeting of any committee of the Board that they attended. Directors are eligible to receive stock option grants under the incentive plans discussed below. Under the terms of the 2007 Stock Plan, directors who are not employed by the Company automatically receive stock option grants of 2,000 shares each upon his initial election and additional 1,000-share grants at the last day of each fiscal quarter thereafter, with exercise prices equal to the market price on those respective dates. These options become fully exercisable on the date of grant and expire six years after the grant date (ten years for options granted prior to March 2005). They do not terminate if the director ceases to serve on the Board of the Company after the options become exercisable. Under this program, Fredrick E. Cooper, Parker H. Petit and John A. White each received option grants totaling 4,000 shares in fiscal year 2008.

Incentive Plans

The Company has outstanding stock options granted under two stock option plans. The 1997 Stock Plan was adopted by the Board of Directors, approved by the sole shareholder of the Company in August 1997 and amended by the shareholders of the Company at the 1998 and 2006 Annual Meetings. This plan terminated effective August 7, 2007 and was replaced with the Logility, Inc. 2007 Stock Plan, approved at the 2007 Annual Meeting. The following are brief descriptions of these plans:

•

1997 Stock Plan. The Company has outstanding stock options granted under the Logility, Inc. 1997 Stock Plan. Options outstanding under the 1997 Stock Plan will remain in effect, but, since its termination, the Company will not grant new options under this Plan. As of April 30, 2008, there were outstanding under this Plan options to purchase 655,520 shares. The Company did not grant any stock appreciation right (“SAR”) units under the Plan.

•

2007 Stock Plan. On May 15, 2007, the Board of Directors adopted the 2007 Stock Plan, and the shareholders approved this Plan at the 2007 Annual Meeting. The Company has authorized a total of 500,000 shares for issuance pursuant to options granted under this Plan. As of April 30, 2008, under this Plan option holders have exercised no option shares, there are 14,000 option shares outstanding, and 486,000 shares remained available for stock option grants.

Under the 2007 Stock Plan, the Company may grant options to acquire up to an aggregate of 500,000 shares of Common Stock. Options may be granted to executive officers or other key employees of the Company or any subsidiary, an advisor or consultant to the Company or any subsidiary, or a member of the Board of Directors. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3. Options may be either incentive stock options or nonqualified stock options. The Plan also allows the Company to grant up to 300,000 SAR units, with each unit being equivalent to one share of Common Stock. When a SAR unit is awarded, the “unit grant price” is established as the fair market value of one share of Common Stock on the date of the award. Upon exercise, the participant received, in cash (less tax and other withholdings) an amount equal to the excess of (i) the fair market value of the Common Stock on the date of exercise over (ii) the unit grant price, and with such excess being multiplied by (iii) the number of SAR units being exercised.

The number of options or SAR units granted will be determined by the particular committee that administers such grants. Option grants to non-employee directors shall be nonqualified stock options, the number of which is fixed by the Plan as follows: each non-employee director who is newly elected or appointed subsequent to the date on which the Plan becomes effective will be granted an option to purchase 2,000 shares of common stock upon his or her election or appointment, and thereafter will be granted an option to purchase 1,000 shares of common stock as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

Ownership of Common Stock; Cash Consideration Payable Pursuant to the Offer

The table below shows the number of shares of Common Stock beneficially owned as of May 12, 2009 by the Company’s executive officers and directors. Unless otherwise indicated, all shares are directly owned.

Name of Beneficial Owner	Amount of Common Stock of Logility		Percent of Common Stock of Logility
Directors of Logility:
James C. Edenfield(a)	11,300,000	(b)	87.8%
J. Michael Edenfield(c)	125,500	(d)	*
Frederick E. Cooper	41,000	(e)	*
Parker. H. Petit	44,000	(f)	*
Dr. John A. White	44,500	(f)	*

Officers of Logility:
H. Allan Dow	150,221	(g)	1.2%
Donald L. Thomas	28,200	(e)	*
Vincent C. Klinges(e)	5,000	(e)	*
James R. McGuone(i)	—		—

*	Less than 1%

(a)	James C. Edenfield is also a Director, President, Chief Executive Officer and Treasurer of American Software.

(b)

Consists solely of shares held by American Software. Mr. Edenfield and Dr. Thomas L. Newberry have filed amended Schedule 13Gs with the Commission stating that they, acting as a group, share voting power with respect to all shares of American Software beneficially held by them. Mr. Edenfield and Dr. Newberry together own or have the option to acquire within 60 days 100% of the outstanding Class B Common Shares of American Software. If all Class B Common Shares were converted into Class A Common Shares, Mr. Edenfield and Dr. Newberry would share beneficial ownership of 3,171,811 Class A Common Shares of American Software, which would represent approximately 12.4% of the total Class A Common Shares after such conversion. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the Board of Directors of American Software. Accordingly,

both Mr. Edenfield and Dr. Newberry may be deemed to share beneficial ownership of the Common Stock of Logility held by American Software by virtue of this voting control.

(c)	J. Michael Edenfield is also a Director and Executive Vice President of American Software.

(d)	Includes 74,000 shares of Common Stock subject to 60-day options.

(e)	Consists of shares of Common Stock subject to 60-day options.

(f)	Includes 40,000 shares of Common Stock subject to 60-day options.

(g)	Includes 109,000 shares of Common Stock subject to 60-day options.

(h)	Vincent C. Klinges is also Chief Financial Officer of American Software.

(i)	James R. McGuone is also the Vice President, General Counsel and Secretary of American Software.

If the Company’s directors and executive officers were to tender any shares of Common Stock they own for purchase pursuant to the Offer, they would receive the same cash consideration on the same terms and conditions as other shareholders of the Company. As of May 12, 2009, the Company’s directors and executive officers owned in the aggregate 102,221 shares of Common Stock (excluding shares beneficially owned by James C. Edenfield that are held of record by American Software) and options to purchase an aggregate of 229,200 shares of Common Stock with an exercise price less than $7.02 per share. If the directors and executive officers were to tender all such shares of Common Stock (including shares issuable upon exercise of such options) for purchase pursuant to the Offer and those shares were accepted for purchase and purchased by American Software, the directors and executive officers would receive an aggregate of approximately $2.3 million in cash.

Indemnification of Directors and Officers

Sections 14-2-851 and 14-2-857 of the GBCC provide that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director or an officer against liability incurred in the proceeding if such individual conducted himself or herself in good faith and reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The articles of incorporation and bylaws of the Company provide that, to the fullest extent permitted by the GBCC, as it may be amended from time to time, the Company may indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity in connection with (a) proceedings by or in the right of the Company (except for reasonable expenses in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct) or (b) proceedings with respect to conduct for which the indemnitee was adjudged liable on the basis that the indemnitee improperly received personal benefit.

In addition, the bylaws of the Company provide that the Company may advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the Company (i) a written affirmation of his or her belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by that person to repay amounts advanced or reimbursed if it is ultimately determined that the director is not entitled to indemnification. Under the bylaws, any amendment, modification, alteration or repeal of the indemnification provisions that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of an indemnitee shall apply only to proceedings based on actions, events or omissions occurring after such amendment and after delivery of notice of such amendment to the indemnitee.

The Company has entered into, indemnification agreements with each of its directors. The indemnification agreements obligate the Company to indemnify the directors to the fullest extent permitted by the GBCC and, among other things, require the Company to indemnify the directors against any costs or expenses incurred in connection with any action related to the director’s service to the Company (including in connection with the transactions contemplated by the Offer or the Merger). The indemnification agreements further require the Company to either extend the Company’s existing directors’ and officers’ liability insurance for the longer of (i) the period during which Indemnitee shall be subject to any pending or possible indemnifiable claim and (ii) six years after Indemnitee ceases to serve as a director and/or officer of the Company.

The Company expects that all rights to indemnification and advancement of expenses currently in effect in favor of the present and former directors and officers of the Company, as provided in the Company’s articles of incorporation and bylaws, with respect to matters occurring prior to the consummation of the Offer and any short-form merger will survive the consummation of the Offer and any short-form merger and will continue in full force and effect thereafter.

Special Committee

Due to American Software’s majority interest in the Common Stock, the Company’s Board of Directors recognized the potential for conflict of interest between the Company and American Software, and, on March 20, 2009, appointed a special committee of directors who are unaffiliated with American Software, consisting of Frederick E. Cooper, Parker H. Petit and John A. White (the “Special Committee”), to review, evaluate and make recommendations to the shareholders of the Company (other than American Software and its affiliates) and the Board of Directors of the Company with respect to the Offer. The Board of Directors also authorized the Special Committee to retain, at the expense of the Company, financial, legal and other advisors or consultants to assist and advise the Special Committee in connection with the performance of its duties. On May 4, 2009, Mr. Cooper resigned from the Special Committee for personal reasons.

As compensation for services rendered in connection with serving on the Special Committee, the members will each be paid $600 for each meeting of the Special Committee they attended and will also be reimbursed for any reasonable out-of-pocket expenses incurred in the performance of their duties. In addition, the members of the Special Committee will be entitled to the indemnification provisions of the Company’s articles of incorporation and bylaws to the same extent as any member of the Board of Directors of the Company acting as a director. Furthermore, as directors of the Company, the members of the Special Committee currently receive directors fees and other benefits, as disclosed above under the heading “ – Executive Compensation and Employment Matters; Director Compensation.” American Software has stated that it anticipates appointing a new slate of directors in connection with consummation of the Merger.

Relationship with American Software

In November 1997, Logility completed an initial public offering of 2,530,000 shares of common stock. Prior to that time, Logility was a wholly owned subsidiary of American Software operating as the supply chain planning software group, warehouse management software group and transportation management group. In anticipation of such offering, Logility and American Software entered into a number of agreements for the purpose of defining certain relationships between the parties (the “Intercompany Agreements”). The more significant Intercompany Agreements are summarized below. As a result of American Software’s ownership interest in Logility, the terms of such agreements were not the result of arms-length negotiation. Logility’s management believes, however, that the fees for the various services provided do not exceed fees that would be paid if such services were provided by independent third parties.

Services Agreement

Logility and American Software have entered into a Services Agreement (the “Services Agreement”) with respect to certain services to be provided by American Software (or subsidiaries of American Software) to Logility. The Services Agreement provides that such services are provided in exchange for fees equivalent to fees that would be paid if such services were provided by independent third parties. The services provided by American Software to Logility under the Services Agreement include, among other things, certain accounting, cash management, corporate development, employee benefit plan administration, human resources and compensation, general and administrative services, and risk management and tax services. In addition to these services, American Software has agreed to allow eligible employees of Logility to participate in certain of American Software’s employee benefit plans.

Logility has agreed to reimburse American Software for American Software’s costs (including any contributions and insurance premium costs and including third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice, relating to the participation by Logility’s employees in any of American Software’s benefit plans.

The Services Agreement had an initial term of three years and is renewed automatically thereafter for successive one-year terms unless either Logility or American Software elects not to renew its term by giving proper notice. Logility will indemnify American Software against any damages that American Software may incur in connection with its performance of services under the Services Agreement (other than those arising from American Software’s gross negligence or willful misconduct), and American Software will indemnify Logility against any damages arising out of American Software’s gross negligence or willful misconduct in connection with its rendering of services under the Services Agreement. For the fiscal years ended April 30, 2008, 2007 and 2006, the amounts paid by Logility to American Software pursuant to this agreement were $1.3 million, $1.4 million and $1.3 million, respectively.

Facilities Agreement

American Software and Logility have entered into a Facilities Agreement (the “Facilities Agreement”), which provides that Logility may occupy space located in certain facilities owned or leased by American Software (or subsidiaries of American Software). The Facilities Agreement had an initial term of two years and is renewed automatically thereafter for successive one-year terms unless either American Software or Logility elects not to renew its term. The Facilities Agreement may be terminated upon 30 days’ written notice by Logility for any reason with respect to any particular facility. Logility’s leasing of space at any facility under the Facilities Agreement is limited by the term of the underlying lease between American Software and a landlord with respect to any facility leased by American Software and by the disposition by American Software of any facility owned by it. For the fiscal years ended April 30, 2008, 2007 and 2006, the amounts paid by Logility to American Software pursuant to this agreement were $428,000, $417,000 and $411,000, respectively. Included in these amounts are lease expense, utilities expense, telephone expense, and security expense.

Tax Sharing Agreement

Logility is included in American Software’s federal consolidated (and certain state consolidated returns) income tax group, and Logility’s federal and certain state income tax liability will be included in the consolidated federal and certain state income tax liability of American Software and its subsidiaries. Logility and American Software have entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) pursuant to which American Software and Logility will make payments between them such that the amount of taxes to be paid by Logility, subject to certain adjustments, will be determined as though Logility were to file separate federal, state, and local income tax returns, rather than as a consolidated subsidiary of American Software. Pursuant to the Tax Sharing Agreement, under certain circumstances, Logility will be reimbursed for tax attributes that Logility generates after deconsolidation of Logility from the consolidated tax group of American Software, such as net operating losses and loss carry forwards. Deconsolidation is effective if and when American Software’s ownership of Logility falls below 80%. No such deconsolidation is currently in process. Such reimbursement, if any, will be made for utilization of Logility’s losses only after such losses are utilized by American Software. For that purpose, all losses of American Software and its consolidated income tax group will be deemed utilized in the order in which they are recognized. Logility will pay American Software a fee intended to reimburse American Software for all direct and indirect costs and expenses incurred with respect to American Software’s share of the overall costs and expense incurred by American Software with respect to tax related services. In addition to other matters, Logility recognizes a payable to American Software when stock option benefits generated from American Software options exercised by Logility’s employees are realized.

Technology License Agreement

American Software and Logility have entered into a Technology License Agreement (the “Technology License Agreement”) pursuant to which Logility granted American Software a non-exclusive, worldwide license to use, execute, reproduce, display, modify, and prepare derivatives of the Logility Voyager Solutions product line, provided such license is limited to maintaining and supporting users that have licensed Logility Voyager Solutions products from American Software. Pursuant to the Technology License Agreement, American Software and Logility are required to disclose to one another any and all enhancements and improvements which they may make or acquire in relation to a Logility Voyager Solutions product, subject to confidentiality requirements imposed by third parties. The term of the Technology License Agreement is indefinite, although Logility may terminate the Technology License Agreement for cause, and American Software may terminate the Technology License Agreement at any time upon 60 days’ prior written notice to Logility. Upon termination of the Technology License Agreement, all rights to Logility Voyager Solutions products licensed by Logility to American Software revert to Logility, while all rights to enhancements and improvements made by American Software to Logility Voyager Solutions products revert to American Software.

Stock Option Agreement

Logility granted American Software an option to purchase shares of Logility’s Common Stock to enable American Software to maintain the necessary ownership percentage required to consolidate Logility in American Software’s consolidated Federal income tax return. The purchase price of the option is the average of the closing price on each of the five business days immediately preceding the date of payment. American Software has never exercised such option.

Intercompany Loans

As a result of the various transactions between Logility and American Software, amounts payable to and receivable from American Software arise from time to time. As of January 31, 2009, Logility owed American Software approximately $650,000 of intercompany receivables.

Interlocking Directors and Executive Officers

Certain directors and executive officers of Logility also serve as directors and/or executive officers of American Software. J. Michael Edenfield serves as a director and the President and Chief Executive Officer of Logility, and he is also a director and the Executive Vice President of American Software. Vincent C. Klinges serves as the Chief Financial Officer of both Logility and American Software. James C. Edenfield serves as a director of both companies, is the President, Chief Executive Officer and Treasurer of American Software, beneficially owns 100% of the shares of American Software’s Class B common stock (by virtue of a voting agreement with another director of American Software), and is the father of J. Michael Edenfield. Finally, James R. McGuone serves as the Vice President, General Counsel and Secretary of both Logility and American Software.

Employees of Logility, including its executive officers, participate in employee benefit plans sponsored by American Software. On some occasions, employees of Logility have received grants of options to purchase American Software stock. The compensation of J. Michael Edenfield, with the exception of grants of options to purchase American Software’s stock, is established by the Compensation Committee of Logility’s Board of Directors. The compensation of Messrs. Klinges and McGuone is established by the Compensation Committee of American Software’s Board of Directors. Except as described above, there have not been during the past two years any negotiations, transactions or material contracts between American Software or its wholly owned subsidiaries or any of its executive officers, and Logility or its wholly owned subsidiary or any of its executive officers.

By virtue of its majority ownership of Logility’s common stock, American Software exercises effective control over Logility’s Board of Directors, but American Software has no agreement with Logility or any individuals regarding the nomination or election of Logility directors.

American Software’s Plans for Logility; Certain Effects of the Offer

Assuming the Minimum Tender Condition is met, and the other conditions to the Offer are either met or waived, American Software has stated in the Offer to Purchase that it will consummate the Offer, and that it intends to hold shares of Common Stock acquired by it pursuant to the Offer. Following the purchase of shares of Common Stock pursuant to the Offer, American Software will own at least 90% of the outstanding shares of Common Stock and will cause Logility to consummate, as soon as reasonably practicable, the Merger. The new subsidiary will be the surviving corporation and will assume and succeed to all the assets and liabilities of Logility and will be called Logility, Inc.

Following the purchase of shares of Common Stock pursuant to the Offer, but before the Merger is consummated, Logility will continue as a publicly reporting company. When the Merger takes place, Logility will no longer have any publicly-traded equity securities outstanding, and American Software has stated that it intends to promptly cause Logility to terminate its public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. If the Merger is undertaken, shareholders at that time will be entitled to exercise their dissenters’ rights under Georgia law to receive the “fair value” of their Shares by following the dissenter’s rights procedures under Georgia law.

American Software has stated that, except as otherwise described in the Offer to Purchase, it has no current plans, proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Logility; (ii) any purchase, sale or transfer of a material amount of assets of Logility; (iii) any material change in Logility’s present dividend policy; (iv) any change in Logility’s Board of Directors or management; or (v) any other material change in Logility’s corporate structure or business (other than changes to integrate Logility and American Software in the event of the Merger).

American Software has stated that, in connection with the Offer, it expects to review Logility and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of Logility and American Software, including evaluating the current members of Logility’s Board of Directors in light of the termination of any director independence requirements once Logility becomes a wholly owned subsidiary. American Software has expressly reserved the right to make any such changes that it deems necessary or appropriate in light of its review or in light of future developments. In addition, American Software states that it regularly reviews acquisition opportunities in its industry and may pursue such opportunities when appropriate.

As a result of the Offer, American Software’s interest in Logility’s net book value and net earnings will increase to the extent of the number of shares of Common Stock acquired under the Offer. Following consummation of the Merger, American Software’s interest in such items will increase to 100%, and American Software and its subsidiaries will be entitled to all benefits resulting from that interest, including all cash flow generated by Logility’s operations and any future increase in Logility’s value. Similarly, American Software will also bear the risk of losses generated by Logility’s operations and any decrease in the value of Logility after the Merger.

When the Merger takes place, Logility will no longer have any publicly-traded equity securities outstanding, and American Software has stated that it intends to promptly cause Logility to terminate its public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. Accordingly, former shareholders of Logility will not have the opportunity to participate in the earnings and growth of Logility after the Merger and will not have any right to vote on corporate matters. Similarly, former shareholders of Logility will not face the risk of losses generated by Logility’s operations or decline in the value of Logility after the Merger. Upon the completion of the Merger, American Software’s interest in Logility would increase from 88% on a fully-diluted basis to 100%. Based on Logility’s results for the fiscal quarter ended

January 31, 2009 and assuming completion of the short-form merger as of January 31, 2009, this increase would result in American Software’s beneficial interest in Logility’s net book value as of January 31, 2009 and net profit for the fiscal quarter ended January 31, 2009, increasing by approximately $6.1 million and $212,000, respectively.

According to the Offer to Purchase, the shares of Common Stock that may be tendered in the Offer include shares issuable upon exercise of Logility stock options; however, the Offer is only for shares and not the stock options themselves. Holders of vested and unexercised stock options may participate in the Offer by conditionally exercising their stock options or by unconditionally exercising their stock options and tendering the shares received upon exercise in accordance with the terms of the Offer. See “The Tender Offer – Section 3 – Procedures for Tendering Shares” in the Offer to Purchase, which is incorporated herein by reference. American Software has stated that it anticipates taking appropriate action to issue options to purchase shares of its Class A common stock in replacement of outstanding options to purchase Common Stock. The replacement stock options will have the same remaining term of exercisability, the same vesting status, an equivalent exercise price relative to fair market value after the conversion as before it, and covering that number of shares that will result in the same positive or negative “spread” value relative to the fair market value of American Software’s Class A common stock. American Software has also stated that it anticipates that the issuance of replacement options would require it to file a registration statement with the Commission covering the shares of its Class A common stock that would be issued pursuant to the exercise of the replacement options. American Software has further stated that it anticipates that it will ask its shareholders to ratify these transactions at its 2009 annual meeting of shareholders to ensure the most favorable tax and securities-law treatment for the holders of stock options.

American Software has stated that it plans to work with the management of Logility to minimize disruption to Logility’s workforce and to implement proper incentives for those personnel to continue working for the profitability of Logility after the Merger.

Conduct of Logility’s Business if Offer Is Not Completed

American Software has also stated in the Offer to Purchase that, if the Offer is not completed, it expects that Logility’s current management will continue to operate Logility’s business substantially as presently operated, but anticipates that, if the Offer is not completed, it will reevaluate the capital structure and capital management policies of Logility and may consider:

•

not taking any action at that time, including not purchasing any shares of Common Stock, in which case the public shareholders of Logility would receive no cash for their shares (except through sales in the open market) and would bear the risk that the trading price per share could decline to a price that is less than the Offer Price;

•

purchasing shares of Common Stock in the open market or privately-negotiated transactions (including to acquire at least 90% of the outstanding shares so that American Software could consummate a short-form merger under Georgia law), and such purchases would be made at either market prices at the time of purchase or privately-negotiated prices, respectively, which may be higher or lower than or the same as the Offer Price;

•	making a new tender offer; and/or

•	consummating a merger or other business combination with Logility, subject to compliance with Georgia law.

American Software has stated that, if it pursues any of these alternatives, it might take considerably longer for the public shareholders of Logility to receive any consideration for their shares of Common Stock (other than through sales in the open market) than if they had tendered their shares of Common Stock in the Offer. Any such transaction may result in proceeds per share of Common Stock to the public shareholders of Logility that are more or less than or the same as the Offer Price.

ITEM 4.	The Solicitation or Recommendation

Position of the Special Committee

At a meeting held on May 14, 2009, the Special Committee unanimously determined that the Offer is fair to the shareholders of the Company, other than American Software and its affiliates. Accordingly, the Special Committee unanimously recommends, on behalf of the Company, that the Company’s shareholders accept the Offer and tender their shares of Common Stock pursuant to the Offer.

The Special Committee made its determination after carefully considering the Offer, the prospects and value of the Company and other relevant facts and information, and after discussing such factors with the Special Committee’s financial and legal advisors. The factors that were considered by the Special Committee in making its recommendation are described below under “ – Reasons for the Position.”

Background of the Transaction

General

In November 1997, Logility completed its initial offering of shares of its Common Stock to the public. Prior to its initial public offering, Logility was American Software’s wholly owned subsidiary. Immediately following Logility’s initial public offering, American Software held approximately 81.7% of Logility’s Common Stock. Since that time, American Software’s percentage ownership of Logility has increased to the current level of approximately 88%, resulting from Logility’s periodic repurchases of its Common Stock, as approved by its Board of Directors, partially offset by issuances of shares pursuant to the exercise of stock options and shares sold under an employee stock purchase plan. Subsequent to Logility’s initial public offering, American Software has neither purchased nor sold any shares of Logility’s Common Stock.

Since the Logility initial public offering, Logility’s Board of Directors has included two individuals who also serve on American Software’s Board of Directors, James C. Edenfield and J. Michael Edenfield. James C. Edenfield is also American Software’s President, Chief Executive Officer, and Treasurer. J. Michael Edenfield is also American Software’s Executive Vice President and the Chief Executive Officer of Logility. James C. Edenfield is the father of J. Michael Edenfield. In addition, the chief financial officer and controller of Logility during most of this period also have served as the chief financial officer and controller of American Software, as is the case at this time. Finally, James R. McGuone was recently appointed the Vice President, General Counsel and Secretary of both Logility and American Software.

Immediately prior to Logility’s initial public offering, American Software entered into a series of intercompany agreements with Logility. The following is a summary of those agreements, including the payments made under those agreements in the fiscal years ended April 30, 2008 and April 30, 2007:

•

Tax Sharing Agreement. In accordance with Logility’s Tax Sharing Agreement with American Software, Logility computes a separate, stand-alone income tax provision and settles balances due to or from American Software on this basis. Logility has an income tax related payable due to American Software of approximately $909,000 included as a component of “Due to American Software” in Logility’s consolidated balance sheet as of April 30, 2008. In addition to other matters, Logility recognizes a payable to American Software when stock option benefits generated from exercises of options to purchase American Software’s stock by Logility’s employees are realized by Logility. However, all benefits derived from deferred tax assets, as defined in the Tax Sharing Agreement (which include net operating loss and tax credit carryforwards), that arose prior to the initial public offering (originally in the amount of $5,768,000, of which $1,333,000 was used in 1998) were allocated to American Software.

•	Services Agreement. Commencing August 1, 1997, Logility began purchasing (or selling) various services from (to) American Software based upon various cost methodologies as described below:

Service	Cost methodology	Expense for the year ended April 30, 2008	Expense for the year ended April 30, 2007
General corporate services, including accounting, insurance expense, and employee benefits services	Apportioned based on formula to all American Software’s subsidiaries	$1,234,000	$1,285,000

Professional services to customers on behalf of Logility (services are available unless American Software determines it is not economic or otherwise feasible)	Cost plus billing with the percentage of costs and expenses to be negotiated	44,000	148,000

•

Facilities Agreement. Logility leases various properties from American Software for specified square foot rates. The stated term of the agreement was for two years and is renewed automatically thereafter for successive one-year terms; however, it may be terminated by either party after a 90-day notice. For the year ended April 30, 2008, and 2007, Logility recognized $428,000 and $417,000 of expense, respectively. Included in these expenses are utilities, telephone and security expenses.

•

Stock Option Agreement. Logility granted American Software an option to purchase shares of Logility’s Common Stock to enable American Software to maintain the necessary ownership percentage required to consolidate Logility in American Software’s consolidated Federal income tax return. The purchase price of the option is the average of the closing price on each of the five business days immediately preceding the date of payment.

•

Technology License Agreement. Logility granted to American Software a nonexclusive, nontransferable, worldwide perpetual right and license to use, execute, reproduce, display, etc., Logility’s Supply Chain Planning and Execution Solutions (which American Software had transferred to Logility) so that American Software may maintain and support end-users of the software products. The license is fully paid and royalty-free.

As American Software has always held at least 80% of the Common Stock of Logility, American Software has included Logility within its consolidated financial statements. As stated above, at the time of its initial public offering, Logility issued to American Software an option to purchase shares of Common Stock to enable it to maintain the necessary ownership percentage required to include Logility in American Software’s consolidated federal income tax return, as described above. American Software has never exercised such option.

From time to time, American Software engages in intercompany transactions with Logility pursuant to the above agreements, resulting in amounts payable by American Software to Logility or amounts payable by Logility to American Software. There is no formal loan agreement governing such amounts payable to or by Logility and American Software.

Logility and American Software each file periodic reports as public companies under the Securities and Exchange Act of 1934. Logility and American Software each hold separate annual meetings of shareholders and issue separate reports of earnings on a quarterly basis.

History of the Tender Offer

On March 18, 2009, American Software issued a press release announcing its intention to purchase up to all of the outstanding shares of Common Stock of Logility not currently owned by it at a price of $5.10 per share net to the seller in cash, without interest, and that the proposed tender offer is expected to commence on or about April 10, 2009 and to expire on or about April 30, 2009, unless extended.

On March 20, 2009, the Board of Directors formed the Special Committee to review, evaluate, negotiate and, to the extent permitted by law, approve the proposed tender offer or any similar transaction that would result in American Software becoming the beneficial owner of all of the outstanding capital stock of the Company. On the same day, the Special Committee met and retained Jones Day as its legal counsel.

On March 25, 2009, the Special Committee met telephonically and determined to engage VRA Partners, LLC (“VRA”) as its financial advisor. At the same meeting, the Special Committee approved a conflicts waiver to the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”), which has served as securities counsel for both American Software and the Company in the past and serves as legal counsel to American Software with respect to the Offer.

On March 27, 2009, the Special Committee issued a press release announcing that American Software’s proposed tender offer will be considered by the Special Committee, and that the Special Committee has retained VRA as its financial advisor and Jones Day as its legal counsel.

On March 30, 2009, representatives of the Special Committee met telephonically with the counsel of the American Software special committee (the “ASI Committee”) and members of American Software’s and Logility’s management to discuss due diligence efforts on behalf of the Special Committee. Over the course of the following week, American Software’s and Logility’s management provided access to corporate records and other materials to the representatives of the Special Committee.

On April 9, 2009, representatives of VRA met telephonically with J. Michael Edenfield, the President and Chief Executive Officer of Logility (and a member of American Software’s board of directors), and in person with Vincent C. Klinges, the Chief Financial Officer of both Logility and American Software, and James R. McGuone, the Vice President, General Counsel and Secretary of both Logility and American Software, to address business and financial questions in connection with VRA’s analyses. On April 13, 2009, VRA met in person with Messrs. Edenfield, Klinges and McGuone to continue their discussion regarding Logility’s business and financial matters.

On April 20, 2009, the Special Committee held a telephonic meeting with VRA and Jones Day during which VRA presented the preliminary results of its analysis with regard to the value of Logility. VRA reported that American Software’s offer price of $5.10 per share would be well below the range of valuations suggested by the analysis. VRA was authorized to meet with James C. Edenfield to clarify, among other things, whether American Software has received any current offers from third parties to purchase American Software or Logility and whether American Software would be willing to sell its shares of Common Stock to a third party. At the same meeting, Jones Day noted that none of the directors of Logility, including the members of the Special Committee, had indemnification agreements with Logility. The Special Committee authorized Jones Day to draft a form of director indemnification agreement for the Special Committee to review and consider recommending to the full Board.

On April 21, 2009, VRA met with James C. Edenfield and James R. McGuone to discuss American Software’s purpose for the Offer and its timing. Mr. Edenfield confirmed that American Software was not interested in selling its shares of Logility common stock to a third party, and that there were no third-party offers to purchase American Software currently known to, or being considered by, American Software.

Later that day, the Special Committee held a telephonic meeting with VRA and Jones Day to continue its discussion of VRA’s analysis from the day before and to hear VRA’s report on its meetings that morning. At this time, the Special Committee authorized Mr. Cooper to meet with James B. Miller, Chairman of the ASI Committee, to discuss the preliminary results of VRA’s analysis with respect to the value of Logility.

On April 22, 2009, Mr. Cooper met with Mr. Miller. After discussion of VRA’s analysis, Mr. Cooper informed Mr. Miller that American Software’s offer of $5.10 per share was well below any range of valuations suggested by VRA’s preliminary analysis. Mr. Miller requested that an oral summary of the methodology of VRA’s analysis be provided to the ASI Committee.

On April 23, 2009, the Special Committee held a telephonic meeting with VRA and Jones Day, during which Mr. Cooper provided a summary of his April 22, 2009 meeting with Mr. Miller. Noting that the ASI Committee had not engaged a financial advisor in determining the offer price of $5.10 per share, the Special Committee authorized VRA to meet with Mr. Miller to discuss the valuation methods employed by VRA.

On April 30, 2009, VRA met with Mr. Miller and had the discussion regarding VRA’s valuation methods.

On May 4, 2009, the Special Committee held a telephonic meeting during which Mr. Cooper announced his resignation from the Special Committee due to personal reasons. Mr. Cooper informed Mr. Miller of his resignation later that day.

On May 6, 2009, Mr. Miller spoke with Parker H. Petit to advise him that the ASI Committee had determined to increase the $5.10 per share offer price to $6.35 per share. Later that day, the Special Committee held a telephonic meeting with VRA and Jones Day to discuss VRA’s updated analysis of the Company reflecting the revised offer price. After considering VRA’s revised analysis, including the expressed doubt by VRA that it could issue a fairness opinion at that offer price, the Special Committee authorized Mr. Petit to contact Mr. Miller to inform him that the revised offer price was still too low. Later that day, Mr. Petit informed Mr. Miller of the Special Committee’s views, and suggested that Mr. Miller have another discussion with VRA regarding the valuation methodologies supporting the Special Committee’s position.

On May 7, 2009, VRA and Mr. Miller spoke about VRA’s valuation methodology. VRA indicated that it would convey the substance of that conversation back to the Special Committee.

On May 8, 2009, the Special Committee held a telephonic meeting with VRA and Jones Day, during which VRA reviewed with the Special Committee the valuation arguments posed by Mr. Miller on behalf of the ASI Committee. The Special Committee then authorized VRA to call Mr. Miller again to review the valuation counter-arguments of the Special Committee. In a second telephone call later that day, Mr. Miller suggested to VRA that, after having reviewed with the other members of the ASI Committee the value analyses on various parameters, that the appropriate price for the tender offer might be $7.02 per share, without formally making an offer at that level.

On May 12, 2009, Baker Donelson informed Jones Day that the $7.02 per share offer price proposed on May 8, 2009 was, in fact, the ASI Committee’s official revised offer price. Later that same day, the Special Committee met telephonically with VRA and Jones Day to discuss the revised offer price. At the meeting, VRA presented its revised analysis of Logility. The Special Committee preliminarily determined that the revised offer price was within the range of value which it deemed adequate, and VRA advised the Special Committee that such price was within the range of value such that VRA would likely be able to issue a fairness opinion. After a discussion led by Jones Day regarding the Special Committee’s fiduciary duties, the Special Committee authorized Jones Day to convey those conclusions to Baker Donelson, together with non-financial conditions and requirements to the offer that the Special Committee would require for its recommendation of the offer to the Logility shareholders, namely (i) that the tender offer be conditioned upon the tender by a majority of the outstanding shares of Common Stock not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than the members of the Special Committee), (ii) that American Software be obligated to complete a short-form merger upon successful consummation of the Offer, and (iii) that American Software not make any retributive or coercive threats to Logility or its shareholders.

During a call between Jones Day and Baker Donelson shortly afterward, in which Jones Day conveyed the information to Baker Donelson, Baker Donelson confirmed that American Software was not interested in selling its shares of Logility common stock. Later that evening, Baker Donelson informed Jones Day that the ASI Committee and the full ASI board of directors approved the Offer with an Offer Price of $7.02 per share and all of the non-financial conditions and requirements required by the Special Committee.

On May 14, 2009, the Special Committee met with VRA and Jones Day to determine whether to recommend the offer to Logility’s shareholders. VRA presented its final report on the valuation of Logility and, after discussion with the Committee, VRA delivered an oral opinion, which was subsequently confirmed in writing (a copy of which is attached hereto as Annex B), to the effect that, as of such date and based upon and subject to the assumptions made, matters considered and limitations of the review undertaken described in the opinion, the consideration to be paid in the Offer was fair, from a financial point of view, to the Logility shareholders, other than American Software and its affiliates. Jones Day reviewed the fiduciary duties of the Special Committee as well conducted a review for the Special Committee of the various factors considered by the Special Committee during the course of its deliberations as a committee. At the conclusion of the meeting, after confirming the various reasons discussed below, the Special Committee unanimously determined that the Offer is fair to the shareholders of Logility, other than American Software and its affiliates, and to recommend that the Company’s shareholders accept the Offer and tender their shares of Common stock pursuant to the Offer.

Reasons for the Position

In reaching the determination and in making the recommendation described above, the Special Committee considered and discussed with its advisors a number of factors.

Supportive Factors

The Special Committee viewed the following factors as being generally supportive in coming to its determination and recommendation:

Financial and Business Information. The Special Committee took into account the historical and current financial condition, results of operations, business and prospects of the Company, the risks involved in achieving those prospects, and the conditions of the general economy and of the industries in which the Company operates. The Special Committee considered the level of deterioration and volatility in international and national economic conditions and the adverse impact of such factors on the Company’s current financial condition and operating performance, as well as on market valuation of the Company and other companies in its industry.

Financial Analysis and Opinion of VRA. The Special Committee considered its discussions with VRA and the oral opinion of VRA delivered on May 14, 2009 (which was subsequently confirmed in writing by delivery of VRA’s written opinion dated the same date), to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken described in the opinion, the consideration to be paid in the Offer was fair, from a financial point of view, to the shareholders of the Company, other than American Software and its affiliates. The Special Committee also considered the presentation made by VRA on April 20, 2009, as updated on April 21, 2009, May 6, 2009, May 12, 2009 and May 14, 2009. All references in this Statement to VRA’s presentation to the Special Committee shall be deemed to refer to the presentation made by VRA on April 20, 2009, as updated on April 21, 2009, May 6, 2009, May 12, 2009 and May 14, 2009. The full text of VRA’s opinion is included as Annex B to this Statement, and VRA’s presentation relating to such opinion is filed as an exhibit to the Schedule TO. Further discussion of the opinion of and the related presentation by VRA to the Special Committee is set forth below under “– Opinion and Presentation of the Financial Advisor to the Special Committee.” The Special Committee was aware of the fees that VRA is entitled to receive as described in “Item 5. Persons/Assets Retained, Employed, Compensated or Used” in this Statement, which the Special Committee believed were designed to provide appropriate incentives for its financial advisor.

Revised Offer Price. The Special Committee considered the fact that the Offer Price is $1.92 higher than the $5.10 offer price initially announced by American Software on March 18, 2009, representing a 37.6% increase in the value of the consideration offered to the holders of shares of Common Stock.

Premium Relative to Market Prices. The Special Committee considered the current and historical trading prices of the shares Common Stock. Based upon the closing price of $5.00 on March 18, 2009, the date of American Software’s public announcement of its intent to make the Offer, the Offer Price represents a 40.4% premium. In addition, the Offer Price reflects a 53.5% premium over the average closing price of shares of Common Stock for the 30 trading days immediately preceding that date.

Limited Market for Logility Stock. The Special Committee considered the fact that the market for the shares of Common Stock is less liquid relative to most other NASDAQ-listed companies because of the Company’s relatively small public float. The Company’s average daily trading volume over the last 12 months is 5,470 Shares, which ranks the Company within the fourth quartile of companies listed on NASDAQ in terms of average daily trading volume.

Controlled Company Status and Lack of Strategic Alternatives. The Special Committee took into account the fact that American Software currently owns approximately 88% of the outstanding shares of Common Stock and that American Software has stated it is not interested in selling any of the shares of Common Stock beneficially owned by it, thereby limiting Logility’s strategic alternatives (including an acquisition by a third party). In addition, the Special Committee is not aware of any firm offers made by third parties (other than American Software) to acquire the Company during the past two years.

Majority of the Minority Condition. The Special Committee believes that the Minimum Tender Condition, which cannot be waived by American Software, would permit the holders of a majority of the outstanding shares of Common Stock not held by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than the members of the Special Committee) to decide whether the Offer should be completed by choosing whether or not to tender their respective shares.

Timing of Completion. The Special Committee considered the anticipated timing of consummation of the Offer, which should allow shareholders to receive the Offer Price promptly, followed by the Merger in which remaining shareholders would receive the same consideration as received by shareholders who tender their shares in the Offer. In addition, American Software’s commitment to effect the Merger as soon as reasonably practicable following consummation of the Offer provides a measure of assurance to the shareholders who choose not to tender their shares of Common Stock in the Offer that they also can receive equal value for their shares as soon as practicable.

Dissenters’ Rights. The Special Committee considered the fact that, if the Offer is consummated and the Merger occurs, shareholders who do not tender their shares would be entitled to demand payment of a fair price, as determined by a court, for their Logility shares pursuant to Article 13 of the GBCC.

Potentially Negative Factors

The Special Committee considered the following factors to potentially be generally negative or not supportive in making its determination and recommendation:

Loss of Ability to Participate in the Future Growth of the Company. The Special Committee considered the fact that any shareholder who tenders all of its shares of Common Stock in the Offer or has its shares converted into cash in the subsequent Merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company, including any increases due to a general economic recovery.

Historical Market Prices. The Special Committee was aware of the fact that shares of Common Stock have historically traded at significantly higher levels than the Offer Price.

Risks the Offer and Merger May Not be Completed. The Special Committee considered the risk that the conditions to the Offer may not be satisfied and, therefore, that shares of Common Stock may not be purchased pursuant to the Offer and the Merger may not be consummated. The Special Committee considered the risks and costs to the Company if the Offer and the Merger are not consummated, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

Conflicts of Interest. The Special Committee considered the actual and potential conflicts of interest between the Company and American Software, whether in connection with the agreements described under “Item 3. Past Contacts, Transactions, Negotiations and Agreements” or otherwise, and of those directors, officers and employees of American Software who also serve as members of the Company’s management and the Company’s Board of Directors. However, the Special Committee believes that the process of using a Special Committee comprised solely of independent directors is a well-established mechanism under Georgia law to deal with this issue and believes that the Special Committee process effectively removed these conflicts as an issue. In addition, the existence of the Minimum Tender Condition further serves to mitigate any actual or potential conflict of interest.

Matters Not Considered in Determining Fairness of the Offer

Liquidation Value and Net Book Value. The Special Committee did not consider liquidation value because it believes that the Company is a viable going concern and American Software has stated that it wishes to continue to conduct the Company’s business as a subsidiary of American Software. The Special Committee did not consider net book value, which is an accounting concept, because it believes that net book value does not present a meaningful valuation for the Company and its business, as the Company’s value is derived from cash flows generated from its continuing operations. The Company’s net book value per share of Common Stock as of April 30, 2008, calculated by dividing shareholders’ equity by the number of shares of Common Stock outstanding on such date, was $3.58.

Prior Negotiations with Potential Acquiror. Although no firm offers were made to acquire Logility in the past two years, in December 2007 and January 2008, Logility did receive several non-binding letters of intent from a private equity firm (“Firm A”) that expressed interest in acquiring all the outstanding stock of American Software and Logility. A discussion of those negotiations is set forth in “— Prior Negotiations and Contacts Related to Transactions Involving American Software and Logility.” For the reasons set forth below, the Special Committee did not consider the discussions with Firm A in considering the fairness of the terms of the Offer:

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The Special Committee believes that companies were valued by third parties differently in 2007 and early 2008 than in 2009 as a result of the general worsening of the economy and changes in the equity markets that occurred during that time period.

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The NASDAQ Composite Index has shown dramatic volatility between May 22, 2007 and May 22, 2009, reaching a high of 2,859.12 on October 31, 2007 and a low of 1,268.64 on March 9, 2009. The Special Committee believes this volatility makes comparisons of valuations during 2007 and early 2008 to current valuations non-meaningful.

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Discussions with Firm A never culminated in a binding agreement and therefore there is no way to determine what final price might have been established by the parties. Firm A’s interest in Logility was contingent upon consummating a change-of-control transaction with American Software. In light of these considerations, the interest of Firm A in acquiring Logility contained too many contingencies to be a factor in making the Special Committee’s recommendation.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. The Special Committee did not find it practicable to and did not quantify or otherwise assign relative weights to specific factors considered in reaching its determination and recommendation. Rather, the Special Committee viewed its determination and recommendation as being based on the totality of the information and factors presented to and considered by the Special Committee.

Prior Negotiations and Contacts Related to Transactions Involving American Software and Logility

From the fourth quarter of 2006 through the first quarter of 2008, American Software was intermittently involved in discussions with Firm A. In the fourth quarter of 2007 and first quarter of 2008, Firm A also expressed an interest in acquiring all the outstanding stock of Logility not already owned by American Software in connection with Firm A’s proposed acquisition of American Software. Logility’s material contacts and negotiations associated with the expression of interest of Firm A are described below.

On February 20, 2007, the Board of Directors of Logility met. At the meeting, James C. Edenfield, Chairman of Logility’s Board of Directors, reviewed the status of the process American Software was involved in concerning preliminary inquiries from investment banks and private equity firms. The Board of Directors of Logility considered its obligations to take action in the event that American Software, its majority shareholder, engaged in a change-in-control transaction.

On November 14, 2007, the status of the renewed indication of interest from Firm A for a potential acquisition of American Software was discussed with the Board of Directors of Logility.

On November 29, 2007, Firm A submitted a non-binding letter of intent to Logility in which Firm A expressed its interest in acquiring all the shares of Logility not already owned by American Software. The proposed transaction was made in conjunction with the expressions of interest that Firm A made to acquire American Software, and consummation of the proposed transaction was contingent upon Firm A’s successful acquisition of American Software.

On January 14, 2008, Firm A submitted a non-binding letter of intent to Logility in which Firm A expressed its interest in acquiring all the shares of Logility not already owned by American Software at a price in excess of the Offer Price. The transaction proposal was made in conjunction with the expression of interest that Firm A made to acquire American Software, and consummation of the proposed transaction was contingent upon Firm A’s successful acquisition of American Software. The Board of Directors of Logility did not sign the non-binding letter of intent due to its concern that the proposed transaction with American Software was unlikely to be consummated and that incurring fees and expenses of a special committee and its advisors would be premature and unnecessary at that time.

On February 20, 2008, the Board of Directors of Logility was advised that Firm A had withdrawn its interest in acquiring all the shares of Logility not already owned by American Software, and the Board of Directors of Logility determined to end further discussions with Firm A regarding the proposed transaction.

Projections Prepared by Management

In connection with its analysis of the Offer, management of the Company provided VRA with internally prepared financial forecasts of Logility’s financial performance for the latest twelve months ended April 30, 2009 and the projected fiscal year ending April 30, 2010. For projected financial information, VRA used management projections, which were initially provided on April 3, 2009 and revised on May 13, 2009. These forecasts and projections are summarized below (amounts in thousands):

	Fiscal Year Ending April 30,
	2009	2010
	(estimated)	(estimated)
Revenues:
License	$12,864	$12,430
Services and other	5,818	5,500
Maintenance	22,987	23,186
Total revenues	$41,669	$41,117

Cost of revenues:
Total cost of revenues	$12,899	$12,726

Gross margin	$28,770	$28,390

Adjusted EBITDA	$9,939	$8,830
Adjusted EBIT	$9,409	$8,049
Adjusted net earnings	$6,301	$5,810

On May 15, 2009, management provided an update to the fourth quarter results for fiscal 2009, to account primarily for a customer who declared bankruptcy the prior day, which required management to increase the bad debt reserve and reduce services revenue. The total revenue variance to the forecast for the fourth quarter was approximately $28,000, or 0.3%, and the total operating income variance was $86,000, or 3.0%.

The financial objectives, forecasts, projections and certain other financial information disclosed or referred to by the Company in this Statement (or any amendment hereto) or disclosed in the Schedule TO (or any amendment thereto) (other than any financial results that have been disclosed in a report required to be filed with the Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) were prepared by the Company for its internal use and not with a view to publication. None of such information was prepared with a view to compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. Such information was based on assumptions concerning the operations and business prospects of the Company and other revenue and operating assumptions. Information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in the Company’s filings with the Commission under the Exchange Act, and elsewhere in this Statement (or any amendment hereto) or the Schedule TO (or any amendment thereto). These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The inclusion of such information in this Statement (or any amendment hereto) or the Schedule TO (or any amendment thereto) should not be regarded as an indication that the Company or its affiliates or representatives considered or consider such data to be necessarily predictive of actual future events, and such data should not be relied upon as such. None of the Company or any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the company compared to the information contained in the information set forth above, and none of them intends to provide any update or revision thereof.

Opinion and Presentation of Financial Advisor to the Special Committee

The Special Committee engaged VRA as its independent financial advisor in connection with the Offer. At a meeting of the Special Committee on May 14, 2009, VRA reviewed its financial analysis of the Offer and delivered its oral opinion (subsequently confirmed in writing) that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Offer is fair, from a financial point of view, to the shareholders of Logility other than American Software and its affiliates.

The full text of the opinion of VRA, dated May 14, 2009, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated herein by reference. The description of the VRA opinion set forth herein is qualified in its entirety by reference to the full text of the VRA opinion. Holders of Common Stock are urged to read the opinion in its entirety.

VRA’s opinion is directed to the Special Committee and relates only to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Logility other than American Software and its affiliates pursuant to the Offer. VRA’s opinion does not address any other aspect of the Offer and does not constitute advice or a recommendation to any shareholder as to whether such shareholder should tender or how such shareholder should vote with respect to any matter relating to the Offer.

Material and Information Considered with Respect to the Offer

In arriving at its opinion, VRA, among other things:

•	reviewed and analyzed a draft of the Offer to Purchase;

•	reviewed certain publicly available information concerning Logility that VRA deemed relevant;

•	reviewed and analyzed certain internal historical and projected financial and operating data with respect to Logility furnished to VRA by Logility;

•	conducted discussions with members of management of Logility concerning its business, operations, assets, present condition and future prospects;

•

reviewed a trading history of Common Stock since its initial public offering on October 7, 1997 to the present and a comparison of that trading history with those of other publicly traded reference companies that VRA deemed relevant;

•	compared the historical and projected financial results and present financial condition of Logility with those of selected publicly traded reference companies that VRA deemed relevant;

•	reviewed and compared the financial terms of the Offer with financial terms, to the extent publicly available, of selected merger and acquisition reference transactions that VRA deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of minority interests and in publicly traded companies from January 1, 2004 to the present that VRA deemed relevant; and

•	reviewed other financial statistics and undertook other analyses and investigations as VRA deemed appropriate.

In arriving at its opinion, VRA assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Logility without independent verification. With respect to the financial forecasts of Logility, VRA was advised by the senior management of Logility that they were reasonably prepared in good faith and reflected the best available estimates and judgments of the management of Logility. In arriving at its opinion, VRA did not conduct a physical inspection of the properties and facilities of Logility. VRA has not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Logility. VRA expresses no opinion as to the fairness of the Offer to creditors or other constituencies of Logility, nor does it address the contemplated benefits of the Offer. Among other things, VRA’s opinion does not in any manner address the solvency, creditworthiness or liquidation value of any entity, or any other person under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

VRA’s opinion is limited to the fairness, from a financial point of view, to Logility’s shareholders other than American Software and its affiliates of the consideration to be received in the Offer, and is subject to the assumptions, limitations, qualifications and other conditions contained in the opinion and does not address any other terms, conditions, aspects or implications of the Offer or any other agreement, arrangement or understanding entered into by the Logility or any other person in connection with the Offer or otherwise. VRA’s opinion does not address the relative merits of the Offer as compared to alternative transactions or business strategies that may be available to Logility nor does it address Logility’s underlying decision to engage in the Offer. Furthermore, VRA was not asked to, nor does it, offer any opinion as to any terms or conditions of the Offer to Purchase or the form of the Offer. In addition, VRA was not authorized to solicit and has not solicited any indications of interest from any third party with respect to the purchase of all or a part of Logility’s business. Finally, VRA expresses no opinion on, and its opinion does not in any manner address, the fairness, financial or otherwise, of the amount or the nature of any compensation or consideration payable to, or received by, any officers, directors or employees of any parties to the Offer, or any class of such persons, relative to the offer price to be offered to the shareholders of Logility other than American Software and its affiliates in the Offer or otherwise.

VRA’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to VRA as of, the date of its opinion. The financial markets in general and the market for the common stock of Logility, in particular, are subject to extraordinary levels of volatility and uncertainty, and VRA’s opinion does not address potential developments in the financial markets, the underlying valuation, future performance or long-term viability of Logility or the market for the common stock of Logility after the date of its opinion.

For purposes of its opinion, VRA assumed that:

•	the Offer would be consummated in accordance with the terms of the Offer to Purchase without any waiver of any material terms or conditions; and

•

all governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the Offer will be obtained without undue delay or any adverse effect on Logility on the expected benefits of the Offer.

Subsequent developments may affect VRA’s opinion and VRA does not have any obligation to update, revise or reaffirm its opinion. The issuance of VRA’s opinion has been approved by a fairness opinion review committee of VRA.

In preparing its opinion, VRA performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying VRA’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, VRA believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and VRA’s opinion.

In performing its analyses, VRA made numerous assumptions with respect to Logility, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Logility. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

VRA’s opinion and analyses were only one of many factors considered by the Special Committee in their evaluation of the Offer and should not be viewed as determinative of the views of the Special Committee, the Board of Directors of Logility, or the management of Logility with respect to the Offer, the terms, or the consideration to be received by the shareholders of Logility other than American Software and its affiliates in the Offer. The consideration to be received by the shareholders of Logility in the Offer was determined on the basis of negotiations between Logility and American Software. The decision to enter into the Offer was made solely by the Special Committee.

The following is a summary of the material financial and comparative analyses presented by VRA in connection with its opinion to the Special Committee.

Analysis of Transaction Structure

VRA analyzed the value of the consideration of $7.02 per share in cash to be received pursuant to the Offer compared to certain financial data, including: revenue; revenue derived from maintenance fees; gross margin derived from maintenance fees; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); net income; and tangible book value. The financial data was based on the following time periods: latest twelve months (“LTM”) ended April 30, 2009, the projected calendar year ending December 31, 2009 and the projected fiscal year ending April 30, 2010. For projected financial information, VRA used management projections, which were initially provided on April 3, 2009 and revised on May 13, 2009.

VRA made certain adjustments to Logility’s reported GAAP financial results that were consistent with Logility’s earnings press releases. Those adjustments consisted of excluding stock-based compensation expense and non-recurring items from the calculation of key profitability metrics including EBITDA, EBIT and net income.

The consideration of $7.02 per share implies the following equity value and enterprise value for Logility:

Offer Price
(amounts in thousands, except per share data)
Offer Price Per Share	$7.02
Fully Diluted Shares Outstanding Based on Offer Price of $7.02 per share	13,067

Implied Equity Value	91,732
Plus: Total Debt	0
Less: Cash and Investments	(49,579)

Implied Enterprise Value	$42,153

Enterprise Value as a Multiple of:
LTM Total Revenue	1.01x
Calendar 2009 Projected Revenue	1.02x
Fiscal 2010 Projected Revenue	1.03x
LTM Maintenance Revenue	1.83x
Calendar 2009 Projected Maintenance Revenue	1.83x
Fiscal 2010 Projected Maintenance Revenue	1.82x
LTM Maintenance Gross Margin	2.34x

Offer Price
(amounts in thousands, except per share data)
Calendar 2009 Projected Maintenance Gross Margin	2.33x
Fiscal 2010 Projected Maintenance Gross Margin	2.31x
LTM EBITDA	4.2x
Calendar 2009 Projected EBITDA	4.4x
Fiscal 2010 Projected EBITDA	4.8x
LTM EBIT	4.5x
Calendar 2009 Projected EBIT	4.8x
Fiscal 2010 Projected EBIT	5.2x
Equity Value as a Multiple of:
LTM Net Income	14.6x
Calendar 2009 Projected Net Income	14.7x
Fiscal 2010 Projected Net Income	15.8x
Tangible Book Value as of April 30, 2009	1.94x

VRA analyzed the value of the consideration of $7.02 per share in cash to be received pursuant to the tender offer relative to Logility’s historical stock prices, including Logility’s closing price on March 18, 2009 (the closing price on the last trading day prior to the date upon which American Software publicly announced its intention to purchase up to all the outstanding common stock of Logility not currently owned by American Software), Logility’s average stock price for the 15-day, 30-day, 60-day, 90-day, 180-day, and 360-day trading periods preceding March 18, 2009, and Logility’s 52-week high and 52-week low closing stock prices. The results of this analysis are summarized below.

Offer Price Premium
Closing Price on March 18, 2009	40.4%
Average Closing Price for Period Preceding March 18, 2009:
360 day	15.7%
180 day	42.4%
90 day	53.4%
60 day	52.6%
30 day	53.5%
15 day	53.6%
52-Week High	(9.7)%
52-Week Low	80.5%

Market Analysis of Selected Publicly Traded Reference Companies

VRA reviewed and compared certain publicly available financial data, market information, and trading multiples for Logility with other publicly traded reference companies that VRA deemed relevant to Logility. These reference companies are:

Epicor Software Corporation

I2 Technologies, Inc.

JDA Software Group Inc.

Lawson Software, Inc.

Manhattan Associates, Inc.

Oracle Corp.

QAD Inc.

SAP AG

VRA also analyzed the selected reference companies excluding the two largest companies, SAP AG and Oracle Corp., because those two companies have market capitalizations that are significantly larger than Logility, American Software and the remaining reference companies.

For the selected publicly traded reference companies, VRA analyzed, among other things, enterprise value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of: LTM and Calendar 2009 revenue, LTM revenue derived from maintenance fees, LTM gross profit derived from maintenance fees, and LTM and Calendar 2009 EBITDA; and LTM EBIT. VRA also compared equity value as a multiple of LTM and Calendar 2009 net income and tangible book value as of April 30, 2009. All multiples were based on closing prices on May 12, 2009. Historical revenues, EBITDA, EBIT, net income, and balance sheet metrics were based on financial information available in public filings and press releases of the selected reference companies. Projected revenue, EBITDA, and net income estimates were based on Reuters consensus estimates provided by CapitalIQ. CapitalIQ makes available Reuters’s compilation of estimates of projected financial performance for publicly traded companies produced by equity research analysts at investment banking firms.

In addition, VRA analyzed the current public trading float and average daily trading volume (one month, three months, and six months) for Logility and the publicly traded reference companies and noted that Logility had significantly less public trading float and average daily trading volume than any of the publicly traded reference companies and American Software.

The following table sets forth the average multiples indicated by the market analysis of selected publicly traded reference companies.

	All Reference Companies	Excluding SAP and Oracle
Enterprise Value as a Multiple of:
LTM Total Revenue	1.14x	0.79x
Calendar 2009 Projected Revenue	1.26x	0.91x
LTM Maintenance Revenue	2.06x	2.06x
LTM Maintenance Gross Margin	2.64x	2.64x
LTM EBITDA	6.5x	5.4x
Calendar 2009 Projected EBITDA	8.4x	8.0x
LTM EBIT	7.4x	6.3x
Equity Value as a Multiple of:
LTM Net Income	13.0x	12.4x
Calendar 2009 Projected Net Income	15.2x	15.3x
Tangible Book Value	3.40x	3.40x

Based upon the multiples derived from this analysis including all reference companies, Logility’s historical results, and the projected financial information provided by Logility’s management, VRA calculated a range of implied equity values for Logility between $6.26 and $11.66 per share with an average equity value of $8.51 per share, a weighted average of $8.31 per share and a median of $8.23 per share.

Based upon the multiples derived from this analysis excluding SAP AG and Oracle Corp., Logility’s historical results, and the projected financial information provided by Logility’s management, VRA calculated a range of implied equity values for Logility between $5.97 and $11.66 per share with an average equity value of $7.96 per share, a weighted average of $7.65 per share and a median of $7.60 per share.

The following chart outlines the weighting which VRA applied to each valuation metric in order to derive a weighted average for the analysis described above:

Weighting
Enterprise Value as a Multiple of:
LTM and Calendar 2009 Projected Total Revenue	30.0%
LTM and Calendar 2009 Projected EBITDA	35.0%
LTM EBIT	10.0%
Equity Value as a Multiple of:
LTM and Calendar 2009 Projected Net Income	20.0%
Tangible Book Value	5.0%

Sum of the Parts Analysis

Additionally, VRA analyzed Logility’s and the reference public companies’ LTM net income excluding interest income and interest expense in order to estimate a range of values for Logility exclusive of its cash and investments position of $49.6 million as of April 30, 2009.

Valuation Methodology	Low	Median	Mean	High
Equity Value as a Multiple of LTM Net Income Excluding Interest Income and Interest Expense	6.9x	12.2x	12.3x	15.9x

VRA prescribed full value for Logility’s cash position at 100% and based upon the multiples derived from the analysis described above including all reference companies, and Logility’s historical results, VRA calculated a range of implied equity values for Logility between $7.00 and $11.20 per share with an average equity value of $9.50 per share, and a median of $9.49 per share.

VRA noted that none of the companies used in the market analysis of selected publicly traded reference companies was identical to Logility and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly traded reference companies.

Analysis of Precedent Merger and Acquisition Transactions

VRA reviewed and analyzed the consideration paid and implied transaction multiples in 54 selected completed and pending merger and acquisitions since April 2000 that VRA deemed relevant. The analysis consisted of transactions where majority ownership was purchased by the acquiring party and included a change of control premium. VRA noted that the Offer did not constitute a change of control transaction.

For the selected transactions, VRA analyzed, among other things, enterprise value as a multiple of LTM revenue, LTM EBITDA, and LTM EBIT. VRA also analyzed equity value as a multiple of LTM net income and book value. LTM revenue, EBITDA, EBIT, net income and book value were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. VRA also analyzed the selected precedent transaction which had a total implied enterprise value of less than $100 million. The following table sets forth the multiples indicated by this analysis:

	All Precedent Transactions	Deal Value Less <$100m
Enterprise Value as a Multiple of:
LTM Total Revenue	1.49x	1.13x
LTM EBITDA	14.4x	12.0x
LTM EBIT	20.0x	18.3x
Equity Value as a Multiple of:
LTM Net Income	20.0x	18.3x
Tangible Book Value	3.56x	4.94x

Based upon the multiples derived from this analysis including all precedent transactions and Logility’s historical results, VRA calculated a range of implied equity values for Logility in a change of control transaction between $8.55 and $18.18 per share with an average equity value of $13.15 per share, a weighted average equity value of $12.20 per share and a median equity value of $14.65 per share.

Based upon the multiples derived from this analysis including only those transactions which had implied enterprise transaction values of less than $100 million and Logility’s historical results, VRA calculated a range of implied equity values for Logility in a change of control transaction between $7.40 and $20.31 per share with an average equity value of $13.29 per share, a weighted average equity value of $11.22 per share and a median equity value of $12.91 per share.

The following chart outlines the weighting which VRA applied to each valuation metric in order to derive a weighted average for the analysis described above:

Weighting
Enterprise Value as a Multiple of:
LTM Total Revenue	30.0%
LTM EBITDA	35.0%
LTM EBIT	10.0%
Equity Value as a Multiple of:
LTM Net Income	20.0%
Book Value	5.0%

VRA noted that no transaction considered in the analysis of selected precedent merger and acquisition transactions is identical to the tender offer. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period which the selected transactions occurred.

Discounted Cash Flow Analysis

VRA performed a five-year discounted cash flow analysis of Logility utilizing the projections provided by management on April 3, 2009 for the projected fiscal year ending April 30, 2010, as well as projected financial results for the years ending April 30, 2011 through 2014 based upon estimates by VRA that were consistent with expected future growth rates for the supply chain management software industry published by industry observers. VRA calculated a range of net present firm values for Logility over the projected time period using a weighted average cost of capital for Logility ranging from 15.00% to 25.00% and terminal value multiples of 2014 forecasted EBITDA ranging from 4.0x to 6.0x. The analysis indicated the following per share equity valuations for Logility:

Discounted Present Value of Equity Per Share

2014 Terminal Value EBITDA Multiple	Discount Rate
	15.00%	17.50%	20.00%	22.50%	25.00%
4.0x	$7.35	$7.06	$6.80	$6.57	$6.37
4.5x	$7.57	$7.26	$6.98	$6.74	$6.52
5.0x	$7.79	$7.46	$7.16	$6.90	$6.66
5.5x	$8.02	$7.66	$7.34	$7.06	$6.81
6.0x	$8.24	$7.86	$7.52	$7.22	$6.96

Premiums Paid Analysis

VRA analyzed the transaction premiums paid in two categories of merger and acquisition transactions involving publicly traded companies in the United States: (1) all transactions since January 1, 2004 in which the majority shareholder purchased the remaining shares of the target company that it previously did not own, and (2) all transactions since January 1, 2004 in which the target company operated in the application software industry sector. VRA analyzed the premiums paid in these two types of transactions based on the target company’s stock price at one-day, five-days, and 30-days prior to the public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

	Mean Premiums
	Majority Shareholder Purchasing Remaining Shares	Transactions in the Application Software Sector
One Day Prior to Announcement	23.5%	25.1%
Five Days Prior to Announcement	24.0%	27.5%
30 Days Prior to Announcement	24.8%	32.2%

Based on the mean premium for the reference transactions in which the majority shareholder purchased the remaining shares of the target company that it previously did not own, VRA calculated a range of implied equity values for Logility between $5.78 and $6.18 per share with an average implied equity value of $5.92 per share and median implied equity value of $5.81 per share. Based on the mean premium for the reference transactions in which the target company operated in the application software sector, VRA calculated a range of implied equity values for Logility between $5.98 and $6.25 per share with an average implied equity value of $6.12 per share and median implied equity value of $6.12 per share.

Summary Valuation Analysis

The following table summarizes the range of implied common stock values per share for Logility based on the methods of the analysis described above:

Valuation Methodology	Low	Median	Mean	Weighted Mean	High
Reference Public Companies	$6.26	$8.23	$8.51	$8.31	$11.66
Reference Public Companies Excluding SAP AG and Oracle Corp.	$5.97	$7.60	$7.96	$7.65	$11.66
Equity Value as a Multiple of LTM Net Income Excluding Interest Income and Interest Expense	$7.00	$9.49	$9.50	NA	$11.20
Precedent M&A Transactions Resulting in a Change of Control	$8.55	$14.65	$13.15	$12.20	$18.18
Precedent M&A Transactions Deals under $100 million Resulting in a Change of Control	$7.40	$12.91	$13.29	$11.22	$20.31
Discounted Cash Flow Analysis	$6.37	$7.16	$7.20	$7.20	$8.24
Premiums Paid Analysis Majority Shareholder Purchasing Remaining Shares	$5.78	$5.81	$5.92	$5.92	$6.18
Premiums Paid Analysis Application Software Sector	$5.98	$6.12	$6.12	$6.12	$6.25

Information Regarding VRA

The Special Committee selected VRA to act as its financial advisor and render a fairness opinion regarding the Offer due to its reputation as a nationally recognized investment banking firm with substantial experience in transactions similar to the Offer and because it is familiar with Logility, its business and its industry. VRA is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, and private placements. As compensation for serving as financial advisor to the Special Committee in connection with the Offer, VRA is entitled to receive the fees discussed below in “Item 5. Persons/Assets Retained, Employed, Compensated or Used.”

Intent to Tender

To the Company’s knowledge, after making reasonable inquiry, each of the Company’s executive officers, directors affiliates (other than American Software) and subsidiaries that holds of record or beneficially owns shares of Common Stock currently intends to tender his or its shares pursuant to the Offer. Except for the recommendation of the Special Committee on behalf of the Company, disclosed herein, to the knowledge of the Company after making reasonable inquiry, no executive officer, director or affiliate of the Company has made a recommendation either in support of or opposed to the Offer.

ITEM 5.	Persons/Assets Retained, Employed, Compensated or Used

VRA is acting as the Special Committee’s financial advisor in connection with the Offer. Pursuant to the terms of its engagement, the Company has agreed to pay VRA the following fees:

•	a non-refundable retainer of $35,000, payable upon the signing of the engagement letter;

•

an opinion fee of $150,000, $35,000 of which was payable upon engagement with the remaining $115,000 payable upon the commencement of the Offer or upon the delivery of an opinion by VRA, whichever is earlier; and

•	contingent upon consummation of the Offer, a financial advisory fee of approximately $175,000.

The Company has agreed to reimburse VRA for reasonable out-of-pocket expenses (including, without limitation, legal and other professional fees and expenses) incurred in connection with its engagement with respect to the services to be rendered by it, except that the aggregate amount of reimbursable expenses under this provision may not exceed $50,000. The Company has also agreed to indemnify VRA and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

In light of the mandate of the Special Committee with respect to the Offer and the retention of advisors to assist the Special Committee, a majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the transaction.

Except as set forth herein, neither the Company nor any person acting on its behalf has employed, retained or compensated any person to make solicitations or recommendations to the shareholders of the Company on its behalf with respect to the Offer. The Company has not authorized anyone to give information or make any representation about the Offer that is different from, or in addition to, that contained in this Statement or in any of the materials that are incorporated by reference in this Statement. Therefore, the Company’s shareholders should not rely on any other information.

ITEM 6.	Interest in Securities of the Subject Company

Except as set forth in Item 1 of this Statement and in Schedule B to the Offer to Purchase, which schedule is incorporated by reference in this Statement, to the knowledge of the Company, no transaction in shares of Common Stock have been effected during the past 60 days by the Company or any executive officer, director, affiliate or subsidiary of the Company.

ITEM 7.	Purposes of the Transaction and Plans or Proposals

Except as described or referred to in this Statement or the annexes and exhibits to this Statement or the Offer to Purchase, to the Company’s knowledge, no negotiation is being undertaken or engaged in by the Company that relates to or would result in (i) a tender offer or other acquisition of shares of Common Stock by American Software, any of its subsidiaries or any other person, (ii) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (iii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company. Except as described or referred to in this Statement or the annexes and exhibits to this Statement or the Offer to Purchase, to the Company’s knowledge, there are no transactions, board resolutions, agreements in principle or contracts entered into in response to the Offer which relate to or would result in one or more of the matters referred to in the preceding sentence.

ITEM 8.	Additional Information

Merger

If the Minimum Tender Condition is met, and the other conditions to the Offer are either met or waived, and as a result American Software consummates the Offer and acquires at least 90% of the outstanding shares of Common Stock, then under Section 14-2-1104 of the GBCC, American Software will be able to effect the Merger after completion of the Offer, without prior notice to, or any action by, the Board of Directors or shareholders of the Company. The Offer to Purchase contains further details on how American Software would plan to effect the Merger.

Under Section 14-2-1103 of the GBCC, if American Software does not own at least 90% of the shares of Common Stock, approval of the Board of Directors of the Company and a majority of the shareholders of the Company entitled to vote thereon would be required to approve a merger of the Company with American Software or a subsidiary thereof. American Software presently has a sufficient number of votes to effect the shareholder approval of such a merger pursuant to Section 14-2-1103 of the GBCC, which approval could be effected by a vote at a meeting of shareholders or by written consent. However, in that event, due to the requirement to comply with the federal securities laws and regulations governing the solicitation of proxies (and the requirement to prepare and distribute a proxy statement or information statement) a longer period of time likely would be required to effect a merger, if any.

Dissenters’ Rights

Under Georgia law, shareholders will not have dissenters’ rights to payment of fair value of their shares of Common Stock in connection with the Offer. However, if the Merger is consummated, each holder of Common Stock at the effective time of the Merger will have the right under Article 13 of the GBCC to exercise dissenters’ rights for payment of fair value of the holder’s shares. The fair value determined by exercising dissenters’ rights could be more or less than or equal to the price per share to be paid in the Merger. Dissenters’ rights are described in the Offer to Purchase.

The foregoing discussion of the rights of shareholders seeking dissenters’ rights under Georgia law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights available thereunder and is qualified in its entirety by reference to Article 13 of the GBCC. The perfection of dissenters’ rights requires strict adherence to the applicable provisions of the GBCC. If a shareholder withdraws or loses his right to dissent, such shareholder will only be entitled to receive the price per share to be paid in the Merger, without interest.

Provisions for Unaffiliated Security Holders

The Company has made no provision in connection with the Offer to grant any unaffiliated securities holder access to its corporate files or to obtain counsel or appraisal services at the expense of the Company.

Certain Legal and Regulatory Matters

Except as set forth in this Statement and the annexes and exhibits to this Statement, the Company is not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for American Software’s acquisition or ownership of the shares of Common Stock pursuant to the Offer. American Software has indicated that, should any such approval or other action be required, it contemplates (as of the date of the Offer to Purchase) that such approval or actions would be sought to be taken.

State Takeover Laws

Logility is incorporated under the laws of the State of Georgia. Generally, Article 11, Part 3 of the GBCC (the “Business Combination Requirements”) prevents an “interested shareholder” (including a person who owns or has the right to acquire 10% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Georgia corporation for a period of five years following the date such person became an interested shareholder unless the Board of Directors of the target approves the business combination or transaction that resulted in the shareholder becoming an interested party prior to the date the person becomes an interested shareholder. The Business Combination Requirements are not applicable to a Georgia corporation unless they are specifically made applicable in the bylaws of the corporation. Logility’s bylaws incorporate the provisions of the Business Combination Requirements. Because, according to the Offer to Purchase, American Software has owned its shares for more than five years, it does not believe that the Business Combination Requirements would apply to the Offer or any short-form merger.

In addition, Article 11, Part 2 of the GBCC (the “Fair Price Requirements”) generally prevents an “interested shareholder” (including a person who owns or has the right to acquire 10% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Georgia corporation without either (i) obtaining the unanimous approval by the continuing directors, (ii) obtaining the recommendation of at least two-thirds of the continuing directors and approval of a majority of the non-interested shareholders or (iii) paying the amount per share determined under the Fair Price Requirements. However, the Fair Price Requirements do not apply (i) to a Georgia corporation unless they are specifically made applicable in the bylaws of the corporation and (ii) to a business combination with an interested shareholder that has remained an interested shareholder for at least the previous three years and has not increased its percentage ownership of the corporation by more than one percent any 12 month period during the previous three years. Logility’s bylaws do not incorporate the provisions of the Fair Price Requirements and, therefore, according to the Offer to Purchase, American Software believes that the Fair Price Requirements would not apply to the Offer or any short-form merger. Even if the Fair Price Requirements were applicable to the Offer or any short-form merger, according to the Offer to Purchase, American Software has owned its shares for more than three years and believes, therefore, that the Fair Price Requirements would not be applicable.

Logility conducts business in a number of states throughout the United States, some of which have enacted takeover laws. According to the Offer to Purchase, American Software has not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, it has not presently sought to comply with any state takeover statute or regulation. According to the Offer to Purchase, American Software is reserving the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in the Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, American Software might be required to file certain information with, or to receive approval from, the relevant state authorities, and American Software might be unable to accept for payment or pay for shares of Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, American Software might be unable to accept for payment any shares tendered pursuant to the Offer, or be delayed in continuing or consummating.

Certain Forward-Looking Statements

This Statement may contain or incorporate by reference certain “forward-looking statements.” All statements other than statements of historical fact included or incorporated by reference in this Statement are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. A number of risks and uncertainties could cause actual events or results to differ materially from these statements, including without limitation, the risk factors described from time to time in the Company’s documents and reports filed with the Commission. Accordingly, actual future events may differ materially from those expressed or implied in any such forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in all of the exhibits referred to in Item 9 below is incorporated by reference herein.

ITEM 9.	Exhibits

The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Statement.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

LOGILITY, INC.

By:	/s/ James R. McGuone

Name:	James R. McGuone
Title:	Vice President, General Counsel and Secretary

Dated: May 22, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)	Letter dated May 22, 2009 from the Special Committee of Logility to holders of Common Stock of Logility, Inc.*

(a)(2)	Press release dated March 27, 2009 titled Logility Comments on Proposed American Software Tender Offer (incorporated by reference to the Company’s Schedule 14D-9 filed March 27, 2009)

(a)(3)	Press release dated May 22, 2009 titled Special Committee of the Board of Directors of Logility Recommends Shareholders Accept American Software Tender Offer.*

(e)(1)	Pages 6-16 of the Annual Proxy Statement of Logility filed on Schedule 14A with the Commission on August 19, 2008.*

(e)(2)	1997 Stock Plan, Amended and Restated as of August 26, 1998, included as Exhibit 4.1 to Logility’s Form S-8 Registration Statement No. 333-62531 and incorporated herein by this reference.

(e)(3)	2007 Stock Plan dated May 15, 2007, included as Exhibit 4.1 to Logility’s Registration Statement No. 333-145797 and incorporated herein by reference.

(e)(4)	Logility’s Amended and Restated Articles of Incorporation, and amendments included as Exhibit 3.1 to Logility’s Registration Statement No. 333-33385 on Form S-1 (the “S-1 Registration Statement”) and incorporated herein by reference.

(e)(5)	Logility’s Amended and Restated By-Laws, included as Exhibit 3.1 to the S-1 Registration Statement and incorporated herein by reference.

(e)(6)	Services Agreement between Logility and American Software, included as Exhibit 10.5 to the S-1 Registration Statement, and incorporated herein by this reference.

(e)(7)	Facilities Agreement between Logility and American Software, included as Exhibit 10.6 to the S-1 Registration Statement, and incorporated herein by this reference.

(e)(8)	Tax Sharing Agreement between Logility and American Software, included as Exhibit 10.7 to the S-1 Registration Statement, and incorporated herein by this reference.

(e)(9)	Technology License Agreement between Logility and American Software, as amended, included as Exhibit 10.9 to the S-1 Registration Statement, and incorporated herein by this reference.

(e)(10)	Stock Option Agreement between Logility and American Software, included as Exhibit 10.8 to the S-1 Registration Statement, and incorporated herein by this reference.

(e)(11)	Form of Director Indemnification Agreement*

*	Filed herewith.

Annex A

Directors and Executive Officers of Logility

Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Logility. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each executive officer of Logility has been employed in such position or in other executive or management positions with Logility for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Logility. Unless otherwise noted, each person identified below is a U.S. citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of Logility is Logility, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, telephone: (404)261-9777.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

J. Michael Edenfield*	Mr. Edenfield has served as President and Chief Executive Officer of Logility since January 1997. He also serves as a director of INSIGHT, Inc., in which Logility owns a minority interest. Until Logility’s initial public offering in October 1997, he served as Chief Operating Officer of American Software, Inc., a position he had held since June 1994. Mr. Edenfield has served as Executive Vice President of American Software from June 1994 to the present, and has been a director of American Software, Inc. since 2001. Prior to June 1994, Mr. Edenfield served in the following positions with American Software USA, Inc.: Senior Vice President of North American Sales and Marketing from July 1993 to June 1994, Senior Vice President of North American Sales from August 1992 to July 1993, Group Vice President from May 1991 to August 1992 and Regional Vice President from May 1987 to May 1991. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology. Mr. Edenfield is the son of James C. Edenfield, Chairman of the Board of Directors of the Company. Mr. Edenfield first became a director of the Company in 1997.

James C. Edenfield*	Mr. Edenfield has served as Chairman of the Board of Directors of Logility since January 1997. He is a co-founder of American Software, where he has served as Chief Executive Officer and director since 1971. Prior to founding American Software, Mr. Edenfield held several executive positions at, and was a director of, Management Science America, Inc., an applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield first became a director of Logility in 1997.

Frederick E. Cooper*	Mr. Cooper has been Chairman of Cooper Capital, LLC, a private investment firm that he founded. Prior to joining Cooper Capital, Mr. Cooper was Chairman and Chief Executive Officer of CooperSmith, Inc., a producer and distributor of baked goods, which was sold to The Earthgrains Company in January 1998. Prior thereto, Mr. Cooper served for 16 years with Flowers Industries, Inc., a Fortune 500 food company, holding the positions of President and Vice Chairman and Executive Vice President and General Counsel. Mr. Cooper earned his B.A. in 1964 from Washington & Lee University and his J.D. in 1967 from the University of Georgia School of Law. Mr. Cooper first became a director of Logility in 1999.

A-1

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

Parker H. Petit*	Mr. Petit was the founder of Healthdyne, Inc. and served as its Chairman of the Board of Directors and Chief Executive Officer from 1970 until 1996 when a subsidiary of Healthdyne, Inc. merged with Tokos Medical Corporation to form Matria Healthcare, Inc. (“Matria”), a comprehensive disease management services company, at which time he became Chairman of Matria. He has served as Chairman, President and CEO of Matria since 2000. Mr. Petit also serves as a member of the Board of Directors of Intelligent Systems Corporation. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame. Mr. Petit first became a director of Logility in 1997.

John A. White*	Dr. White is Chancellor Emeritus and Distinguished Professor of Industrial Engineering at the University of Arkansas. From July 1997 to July 2008, he served as Chancellor and Distinguished Professor of Industrial Engineering. A graduate of the University of Arkansas (BSIE), Virginia Tech (MSIE) and The Ohio State University (PhD), he also holds honorary doctorates from the Katholieke Universitiet of Leuven in Belgium and from George Washington University. Dr. White is a member of the National Academy of Engineering, a past President of the Institute of Industrial Engineers and past Chairman of the American Association of Engineering Societies. He also serves on the boards of directors and chairs the audit committees of Motorola, Inc. and J.B. Hunt Transport Services, Inc. Dr. White founded SysteCon, a logistics consulting firm, and served as its Chairman and Chief Executive Officer until its acquisition by Coopers and Lybrand. Dr. White first became a director of Logility in 1997.

Vincent C. Klinges	Mr. Klinges joined Logility in February, 1998 as Vice President of Finance, and was appointed Chief Financial Officer in September, 1999. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc. including Controller of Sales Technologies, a software division of Dun & Bradstreet Inc. Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

H. Allan Dow	Mr. Dow joined Logility in October 2000 as Executive Vice President of Worldwide Sales and Marketing. From January 1998 to September 2000, Mr. Dow was employed by Structural Dynamics Research Corporation as Regional Vice President and General Manager of the southern United States, Latin America and South American operations. From November 1986 to January 1998, Mr. Dow held various positions with Honeywell (formerly Measurex Systems, Inc.), most recently as Director of North American Operations. Mr. Dow holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

Donald L. Thomas	Mr. Thomas has served as Vice President, Customer Service of Logility since January 1997. From October 1976 to January 1997, he served in a variety of positions with American Software, most recently as Vice President, Customer Service of the Supply Chain Planning division of American Software USA, Inc. He holds a degree in Industrial Engineering from Auburn University.

James R. McGuone	Mr. McGuone was named Vice President, General Counsel and Secretary of Logility in May 2009. Mr. McGuone holds the same position with American Software, Inc. He has been a practicing attorney since 1972, and, before joining Logility as General Counsel, was a partner with the law firm of Holland & Knight, L.L.P. Mr. McGuone holds a B.A. degree from Pennsylvania State University and a J.D. degree from Fordham University School of Law.

*	Director of Logility

A-2

Annex B

Opinion of Financial Advisor

May 14, 2009

Special Committee of the Board of Directors

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Gentlemen:

We understand that American Software, Inc. (“ASI”) intends to purchase all of the outstanding shares of common stock of Logility, Inc. (“the Company”) not currently owned by ASI and its affiliates at a price per share of $7.02 in cash through a tender offer (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Offer to Purchase and related tender offer documents dated May 14, 2009 (the “Tender Offer Materials”). We further understand that approximately 88% of the Company’s outstanding common shares are owned by ASI.

You have requested that we render our opinion to the Special Committee of the Board of Directors of the Company as to the fairness, from a financial point of view, to the common stockholders of the Company other than ASI and its affiliates of the consideration to be received in the Proposed Transaction.

We express no opinion on, and our opinion does not in any manner address, the fairness, financial or otherwise, of the amount or the nature of any compensation or consideration payable to, or received by, any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the offer price to be offered to the stockholders of the Company other than ASI and its affiliates in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Tender Offer Materials, the drafts of which we assume to be identical to the final definitive Offer to Purchase and related tender offer documents in all material respects; (2) such other publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) historical trading information with respect to the Company’s and ASI common stock and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) certain historical data relating to percentage premiums paid in acquisitions of selected minority interests and to percentage premiums paid in acquisitions of selected publicly traded software companies that we deemed relevant; and (7) certain financial terms of the Proposed Transaction and publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

May 14, 2009

With your consent, we have assumed and relied upon, without independent investigation or verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available information, estimates, and judgments of the management of the Company as to the future financial performance of the Company, and accordingly, we express no opinion with respect to such forecasts or the assumptions on which they are based. We have relied upon the assurances of the management of the Company that they are not aware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company (including, without limitation, any potential tax or environmental liabilities). We express no opinion as to the fairness of the Proposed Transaction to creditors or other constituencies of the Company, nor does it address the contemplated benefits of the Proposed Transaction. Among other things, our opinion does not in any manner address the solvency, creditworthiness or liquidation value of any entity, or any other person under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Tender Offer Materials and that all agreements, terms and conditions set forth in the Tender Offer Materials will be satisfied and not waived, modified or amended. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without undue delay or any adverse effect on the Company or on the expected benefits of the Proposed Transaction. In addition, we are not legal, accounting, regulatory or tax experts and have relied solely, and without independent verification, on the assessments of the Company and its advisors with respect to such matters.

Our opinion is limited to the fairness, from a financial point of view, to the Company’s common stockholders other than ASI and its affiliates of the consideration to be received in the Proposed Transaction, is subject to the assumptions, limitations, qualifications and other conditions contained herein and does not address any other terms, conditions, aspects or implications of the Proposed Transaction or any other agreement, arrangement or understanding entered into by the Company or any other person in connection with the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to alternative transactions or business strategies that may be available to the Company nor does it address the Company’s underlying decision to engage in the Proposed Transaction. Furthermore, we have not been asked to, nor do we, offer any opinion as to any terms or conditions of the Tender Offer Materials or the form of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty on the Company or the Proposed Transaction. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments or circumstances may affect this opinion, we do not have any obligation to update or revise the opinion. The issuance of this opinion has been approved by a fairness opinion review committee of VRA Partners, LLC.

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

May 14, 2009

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us and certain related persons for certain liabilities arising out of-our engagement and to reimburse certain of our expenses.

Prior to acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction, we have not provided investment banking and financial services to the Company, ASI or their respective affiliates. We may provide in the future investment banking and financial services for the Company, ASI and their respective affiliates for which we would expect to receive compensation. In addition, we may in the future have other financing and business relationships with the Company, ASI and their respective affiliates in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the common stockholders of the Company other than ASI and its affiliates.

This opinion is furnished solely for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion is not intended to be, and does not constitute, advice or a recommendation to any security holder as to whether such security holder should tender or how such security holder should vote with respect to any matter relating to the Proposed Transaction. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in whole or in part, in any manner or for any purpose, nor shall any references to us or any of our affiliates be made by any recipient of this opinion, without our prior written consent.

VRA PARTNERS, LLC

Exhibit (a)(1)

May 22, 2009

Dear Shareholder:

On March 18, 2009, American Software, Inc. announced its intention to commence a tender offer for all of the outstanding shares of Logility’s common stock not already owned by American Software.

Subsequently, the Board of Directors of Logility established a Special Committee, comprised of independent directors who are unaffiliated with American Software, to review, evaluate and make recommendations to Logility’s shareholders (other than American Software and its affiliates) with respect to the proposed tender offer.

Today, American Software commenced a tender offer to acquire all of the outstanding shares of Logility’s common stock not already owned by American Software at a price of $7.02 per share (the “Offer”). Further information about the Offer can be found in the Offer to Purchase and related documents that are being mailed to you together with the enclosed Solicitation/Recommendation Statement on Schedule 14D-9.

The Special Committee has determined that the Offer is fair to the shareholders of Logility, other than American Software or its affiliates. The Special Committee unanimously recommends, on behalf of Logility, that the shareholders of Logility accept the Offer and tender their shares of Logility common stock pursuant to the Offer.

The Special Committee has made its determination and recommendation based upon certain material factors that have been described in the enclosed Solicitation/Recommendation Statement. The enclosed Solicitation/Recommendation Statement was prepared on behalf of Logility and authorized by the Special Committee and was filed today with the Securities and Exchange Commission.

The Special Committee encourages you to review the enclosed Solicitation/ Recommendation Statement in its entirety, because it contains important information, and to consult with your own tax and other advisors to determine your particular consequences resulting from the Offer.

Thank you for your careful consideration of this matter.

Sincerely,

Parker H. Petit and John A. White Members of the Special Committee of the Logility Board of Directors

Exhibit (a)(3)

For Immediate Release

Special Committee of the Board of Directors of Logility Recommends Shareholders Accept American Software Tender Offer

Atlanta, Georgia – May 22, 2009 – Logility, Inc. (NASDAQ: LGTY) today announced that the Special Committee of its Board of Directors has unanimously determined that the tender offer of American Software, Inc. (NASDAQ: AMSWA), which was commenced today, to acquire all of the outstanding shares of Logility’s Common Stock not owned by American Software at a price of $7.02 per share, is fair to Logility shareholders, other than American Software and its affiliates. Accordingly, the Special Committee unanimously recommends, on behalf of Logility, that the shareholders accept the offer and tender their shares pursuant to the offer. The offer expires at 12:00 midnight, New York City Time, on June 22, 2009, unless it is further extended.

Notice to shareholders: In connection with the tender offer commenced by American Software, Logility has filed with the Securities Exchange Commission (the “SEC”) a solicitation/recommendation statement on Schedule 14D-9. Shareholders are urged to read the solicitation/recommendation statement on Schedule 14D-9 and any amendments to the statement filed from time to time, because they contain important information. Shareholders may obtain a free copy of the solicitation/recommendation statement at the SEC’s website at www.sec.gov.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich. and VF Corporation. For more information about Logility, call 1-800-762-5207 or visit www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on current expectations and projections about future events. Actions taken by American Software with respect to its proposed tender offer, as well as other matters, may cause actual events to differ from those described. For further information about risks Logility could experience as well as other information, please refer to Logility’s Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the SEC.

Contact:

Vincent C. Klinges

Chief Financial Officer

Logility, Inc.

470 East Paces Ferry Road

Atlanta, Georgia 30305

Telephone: (404) 261-9777

Facsimile: (404) 264-5206

E-mail: askLogility@logility.com

Exhibit (e)(1)

PAGES 6-16 FROM THE LOGILITY, INC. PROXY STATEMENT

FOR ITS 2008 ANNUAL MEETING OF STOCKHOLDERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs that we have designed to reward performance and emphasize the creation of shareholder value. Our Compensation Committee and Chief Executive Officer are responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers are: J. Michael Edenfield, President and Chief Executive Officer; H. Allan Dow, Executive Vice President of Sales and Marketing; Vincent C. Klinges, Chief Financial Officer of the Company and of American Software, Inc.; and Don Thomas, Vice President, Customer Service. Please see the Summary Compensation Table below for detailed components of their fiscal 2008 compensation.

Oversight of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Committee and the Chief Executive Officer together review and establish executive compensation plans. The Committee and the Chief Executive Officer share these responsibilities in the manner described below.

Role of Compensation Committee. The Committee reviews and establishes all elements of compensation of the Chief Executive Officer. The Committee also reviews and consults with the Chief Executive Officer about salaries and other compensation of the other executive officers and acts as the stock option committee with respect to stock option grants to all executive officers, including the Chief Executive Officer. In making decisions about stock option grants, the Committee obtains from American Software information about, and takes into consideration, stock option grants made or proposed to be made by American Software under its own stock option plan to the named executive officers of the Company.

Role of Chief Executive Officer. The Chief Executive Officer reviews and establishes all non-equity related elements of compensation of the executive officers of the Company and its subsidiaries, other than his own compensation. With respect to the major elements of executive compensation plans, the Chief Executive Officer consults with and seeks input from the Committee. The Chief Executive Officer has no direct authority in connection with stock option or stock appreciation rights awards to executive officers, but makes recommendations to the Committee regarding levels of awards to specific individuals.

J. Michael Edenfield. J. Michael Edenfield is Chief Executive Officer of the Company and also serves as Executive Vice President of American Software, which owns 88% of the common stock the Company. American Software’s common stock is publicly held and is listed on the Nasdaq Stock Market. As Mr. Edenfield’s day-to-day responsibilities focus primarily on Logility, the Compensation Committee of the Logility board of directors, by mutual agreement between the Company and American Software, has assumed responsibility for establishing most of the primary elements of his compensation, including his salary, annual bonus plan, participation in the Logility stock option plan and other employee benefits. The American Software compensation committee retains the authority to grant stock options to Mr. Edenfield under the American Software stock option plan, and communicates with the Committee in order to coordinate stock option decisions.

Vincent C. Klinges. Vincent Klinges serves both as our Chief Financial Officer and as Chief Financial Officer of American Software. By mutual agreement between the Company and American Software, American Software establishes Mr. Klinges’ salary, annual bonus plan, participation in American Software’s stock option plan and other employee benefits. The Committee retains the authority to grant stock options to Mr. Klinges under the Logility option plan, and communicates with the American Software compensation committee in order to coordinate stock option decisions.

6

Executive Compensation Philosophy

We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve these objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.

•	Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to executives.

•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our stockholders.

Elements of Compensation

Base Salaries. We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. The Committee reviews and establishes the salary of our Chief Executive Officer, while the Chief Executive Officer reviews and establishes the salaries of our other officers, including the named executive officers, except that the compensation committee of the American Software Board of Directors establishes the salary of our Chief Financial Officer, Vincent C. Klinges, who also is a named executive officer of American Software.

Salaries of our named executive officers in fiscal 2008 are shown in the “Salary” column of the Summary Compensation Table, below.

Incentive Compensation. Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Committee establishes the bonus plan for our Chief Executive Officer. Our Chief Executive Officer establishes the bonus plans for our other officers, including the other named executive officers, except that the compensation committee of the American Software Board of Directors establishes the bonus plan for our Chief Financial Officer, Vincent C. Klinges. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to attract and retain qualified executives while at the same time aligning their interests with those of our stockholders. To accomplish this, we establish bonus plans with attainable goals, using formulas tied to important factors that positively affect return on investment.

The following summarizes the incentive compensation arrangements for the named executive officers in the fiscal years ended April 30, 2008 and 2009:

J. Michael Edenfield. For fiscal 2008, the Committee established Mr. Edenfield’s base salary at $286,000 and approved certain perquisites, as set forth in the Summary Compensation Table, below. The Committee established that he would have the opportunity to receive a bonus targeted at $370,000, based upon the Company achieving a specified target level of operating income, with a maximum potential bonus of $600,000. For fiscal 2008, Mr. Edenfield did not receive a bonus, as the Company did not achieve the required operating income level. For fiscal 2009, the Committee has established an incentive compensation plan for Mr. Edenfield similar to the plan in effect for fiscal 2008. The potential bonus again is targeted at $370,000, based upon the Company achieving the specified target level of operating income, with a maximum potential bonus of $600,000. Mr. Edenfield will not receive an incentive bonus for 2009 unless the Company attains at least 84% of the operating income bonus target. If that level is reached, the minimum bonus will be $100,000, with the actual incentive bonus being pro rated between $100,000 and $370,000 depending on the level of actual operating income between the minimum and the target level. If actual operating income exceeds the operating income bonus target, the bonus amount will be equal to

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actual operating income divided by the operating earnings bonus target amount, multiplied by $370,000. The above incentive plan reflects the Committee’s belief that incentive compensation plans should provide for a minimum bonus if the Company achieves operating results that are reasonably attainable and a higher bonus if operating results reach exceptional levels.

H. Allan Dow. For fiscal 2008, the Company established an incentive compensation plan whereby Mr. Dow was eligible for a potential bonus targeted at $240,000, based upon the Company’s achieving specified target levels of license fee revenues and operating earnings. Based upon results achieved during fiscal 2008, he received a bonus of $57,368. For fiscal 2009, the Company has established an incentive compensation plan for Mr. Dow similar to the plan in effect for fiscal 2008, providing for benchmark targets similar to those in place for fiscal 2008 and a potential bonus targeted at $240,000.

Vincent C. Klinges. For fiscal 2008, Mr. Klinges received a bonus equal to 2.25% of the increase in operating income of American Software in fiscal 2008 over fiscal 2007, excluding stock option-related expenses, with a maximum bonus of $75,000 and a minimum bonus of $9,000, provided that he remained with American Software on June 30, 2008. For fiscal 2008, Mr. Klinges received a bonus of $9,000. For fiscal 2009, his bonus arrangement remains the same, except that the maximum bonus is increased to $85,000 and the minimum bonus is increased to $10,000. His continuation requirement for bonus eligibility is June 30, 2009. Mr. Klinges’ salary has been increased to $198,000 for fiscal 2009.

Donald L. Thomas. For fiscal 2008, the Company established an incentive compensation plan whereby Mr. Thomas was eligible for a potential bonus targeted at $60,000, based upon the Company’s achieving specified target levels of services and maintenance revenues and operating earnings. Based upon results achieved during fiscal 2008, he received a bonus of $15,304. For fiscal 2009, the Company has established an incentive compensation plan for Mr. Thomas similar to the plan in effect for fiscal 2008, providing for benchmark targets similar to those in place for fiscal 2008 and a potential bonus targeted at $60,000.

Bonuses paid to our named executive officers in fiscal 2008 are shown in the “Bonuses” column of the Summary Compensation Table, below.

Stock Option Plan. The Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the compensatory and incentive objectives referred to above. The Committee has the authority under the current Stock Plan to award stock appreciation rights (SARs) in addition to stock options. To date, the Committee has not awarded any SARs.

The Committee typically considers whether to grant stock options to executive officers once annually, generally during the month of June or July, while the salary and bonus plans for executives are being considered and finalized. The option exercise prices are fixed as of the close of trading of our common stock on Nasdaq on the date on which the Committee meets to finalize its option decisions, which is the date of grant. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue. The Committee did not grant stock options to the named executive officers in fiscal 2008, and at this time has no plans to grant stock options to such individuals in fiscal 2009. The Committee understands that J. Michael Edenfield and Vincent C. Klinges received grants of American Software stock options in July 2008.

Personal Benefits and Perquisites. We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. Our executive officers do

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not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees except for limited supplemental insurance expense reimbursement and except for perquisites that the Committee has approved for J. Michael Edenfield and H. Allan Dow. The perquisites of the named executive officers in fiscal 2008 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table, below.

Pension Benefits. We do not provide pension benefit plans to our employees or to our named executive officers.

Non-Qualified Defined Contribution or Other Non-Qualified Deferred Compensation Plans. We do not provide non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees or to our named executive officers.

Stock Purchase Plan. We formerly had in place a stock purchase plan for our employees, providing to them an opportunity to acquire our shares at a discount to market prices. We discontinued this plan several years ago after concluding that the cost of maintaining and accounting for such a plan exceeded the benefit that we perceived our employees gained from such a plan.

Impact of Regulatory Requirements

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company’s chief executive officer and any other executive officer required to be reported to its stockholders under the Exchange Act by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.

Although we consider the tax implications of Section 162(m) and Section 409A of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under these sections, in order to preserve flexibility with respect to the design of our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the our annual report on Form 10-K for the year ended April 30, 2008, as well as the Proxy Statement for the 2008 Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

Fredrick E. Cooper (Chairman)

Parker H. Petit

Compensation Committee Interlocks and Insider Participation

Messrs. Cooper and Petit have been selected by the Board of Directors to serve on the Compensation Committee. Neither member of the Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

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Summary Compensation Table

The following table reflects compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company (referred to herein as the “named executive officers”) for fiscal 2007 and fiscal 2008.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1)($)		Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2)($)	Total ($)
J. Michael Edenfield, President and Chief Executive Officer (3)	2008 2007	286,000 275,000	-0- 389,266	-0- -0-	118,342 132,268	(3) (3)	-0- -0-	-0- -0-	22,210 23,022	426,552 819,556
H. Allan Dow Executive Vice President of Sales and Marketing	2008 2007	197,600 190,000	57,368 115,428	-0- -0-	74,049 52,122	(3) (3)	-0- -0-	-0- -0-	13,260 13,260	342,277 370,810
Vincent C. Klinges, Chief Financial Officer of the Company and of American Software, Inc. (4)	2008 2007	186,000 174,000	9,000 60,000	-0- -0-	61,469 67,526	(3) (3)	-0- -0-	-0- -0-	-0- -0-	256,469 301,526
Donald L. Thomas Vice President, Customer Service	2008 2007	161,200 155,000	15,304 45,229	-0- -0-	7,848 6,077	(3) (3)	-0- -0-	-0- -0-	-0- -0-	184,352 206,306

(1)	The value of stock and option awards in this column equals the accounting charge for equity compensation expense recognized by the Company in its fiscal years ended April 30, 2007 and 2008 for stock options granted in that fiscal year and previous fiscal years as required by Statement of Financial Accounting Standards No. 123R. For discussion of relevant assumptions used in calculating grant date fair value and current year expense pursuant to FAS 123R, see Note 6 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2008.
(2)	Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits for J. Michael Edenfield include amounts reimbursed for medical insurance coverage obtained through the Company and paid by him, an automobile allowance and a club membership. Perquisites and other personal benefits for Mr. Dow consist of an automobile allowance.
(3)	Logility, Inc. is an 88%-owned subsidiary of American Software. All salary, bonus and other compensation amounts for Mr. Edenfield were paid by the Company. The amounts shown as Option Awards include the following amounts related to stock options granted by American Software: Mr. Edenfield—$77,249 in fiscal 2008 ($89,754 in fiscal 2007); Mr. Dow—$34,230 in fiscal 2008 ($12,335 in fiscal 2007); Mr. Klinges—$61,469 in fiscal 2008 ($67,526 in fiscal 2007); and Mr. Thomas—$5,302 in fiscal 2008 ($231 in fiscal 2007).
(4)	Thirty-nine percent of Mr. Klinges’ salary and bonus paid in fiscal 2007 and 2008 was paid by Logility. The amount shown as Option Awards for Mr. Klinges relates to stock options granted by American Software.

Employment Agreements

We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.

Change of Control Agreements

We do not have contracts that provide for compensation of our executive officers, or any of our other employees, that are triggered by change of control events. Stock option grants to our employees do, however, include provisions that cause the vesting of those options to be accelerated in the event of a change of control, as defined in our stock option plan.

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Stock Options

Stock Option Plans

We have outstanding stock options granted under two stock option plans. The 1997 Stock Plan was adopted by the Board of Directors, approved by the sole stockholder of the Company in August 1997 and amended by the stockholders of the Company at the 1998 and 2006 Annual Meetings. This plan terminated effective August 7, 2007 and was replaced with the Logility, Inc. 2007 Stock Plan, approved at the 2007 Annual Meeting. The following sections describe these stock option plans:

1997 Stock Plan. We have outstanding stock options granted under the Logility, Inc. 1997 Stock Plan. Options outstanding under the 1997 Stock Plan will remain in effect, but since its termination we will not grant new options under this Plan. As of April 30, 2008, there were outstanding under this Plan options to purchase 655,520 shares. The Company did not grant any SARs under the Plan.

2007 Stock Plan. On May 15, 2007, the Board of Directors adopted the 2007 Stock Plan, and the stockholders approved this Plan at the 2007 Annual Meeting. We have authorized a total of 500,000 shares for issuance pursuant to options granted under this Plan. As of April 30, 2008, under this Plan option holders have exercised no option shares, there are 14,000 option shares outstanding, and 486,000 shares remained available for stock option grants.

Under this Plan, the Company may grant options to acquire up to an aggregate of 500,000 shares of common stock. Options may be granted to executive officers or other key employees of the Company or any subsidiary, an advisor or consultant to the Company or any subsidiary, or a member of the Board of Directors. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3. Options may be either incentive stock options or nonqualified stock options. The Plan also allows the Company to grant up to 300,000 stock appreciation right (SAR) units, with each unit being equivalent to one share of common stock. When a SAR unit is awarded, the “unit grant price” is established as the fair market value of one share of common stock on the date of the award. Upon exercise, the participant received, in cash (less tax and other withholdings) an amount equal to the excess of (i) the fair market value of the common stock on the date of exercise over (ii) the unit grant price, and with such excess being multiplied by (iii) the number of SAR units being exercised.

The number of options or SARs granted will be determined by the particular committee that administers such grants. See “Administration,” below. Option grants to nonemployee directors shall be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan becomes effective will be granted an option to purchase 2,000 shares of common stock upon his or her election or appointment, and thereafter will be granted an option to purchase 1,000 shares of common stock as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment. The following sections describe the 2007 Stock Plan:

Purpose of Plan. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Administration. The Plan is administered by the Board of Directors and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, composed of nonemployee directors, is responsible for the administration and granting of stock options and SARs to executive officers of the Company. The Stock Option Committee, consisting of other directors of the Company, is responsible for the administration and granting of stock options and SARs (collectively, “Awards”) to other employees and eligible persons. The Stock Option Committee is composed of James C. Edenfield and J. Michael Edenfield. The Special Stock Option Committee is composed of Frederick E. Cooper and Parker H. Petit.

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Eligibility. All directors and employees (141 persons as of April 30, 2008) are eligible to participate in the Plan. Additionally, advisors and consultants to the Company may be eligible for Award grants, if deemed appropriate by the Stock Option Committee.

Exercise Price. The exercise price per share of any stock option granted under the Plan is set in each case by the respective Committee that administers the Plan or the entire Board. For all stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of common stock on the date of grant (110% for 10% stockholders if the stock option is an incentive stock option). For option grants to Nonemployee Directors, which will be nonqualified stock options, the exercise price per share shall be equal to 100% of the fair market value of the common stock on the date of grant.

Terms of Options. Option terms may be for up to ten years. The terms of individual option grants are determined by the particular Board committee granting the option, as discussed above in “Administration”. If the Committees continue their current practices, options granted pursuant to the Plan generally will expire on the sixth anniversary of the grant date and will become exercisable in equal portions over a five-year period (other than options granted to non-employee directors, which vest one year following the date of grant). Any SARs granted under the Plan would expire not later than the fifth anniversary of the date of the SAR award.

Death, Disability, Retirement or Termination of Employment. Following a participant’s termination of employment, Awards held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the participant is then vested. Under the Plan, upon termination of employment, stock options remain exercisable for 90 days, or twelve months if termination results from death or disability, but in any event not beyond the original option term. SARS may be exercised for 30 days after termination of employment other than termination for cause, or within one year if termination results from death or disability but not later than the expiration date of the SAR.

Change of Control. Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors. The Plan provides that in the event of a Change of Control, the Board may either accelerate vesting as described above or may cancel all current options and SARS and replace them with awards relating to the purchase of securities issued by the acquiring entity.

American Software Option Plan. As long as the Company remains a majority-owned subsidiary of American Software, officers and other employees of the Company will be eligible to receive grants of stock options under American Software’s stock option plan. The grant of such options, if any, will be entirely within the discretion of the respective committees of the American Software Board of Directors. James C. Edenfield, a director of the Company, serves on one of the committees of the American Software Board that has authority over the American Software stock option plan.

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Fiscal 2008 Grants of Stock Options

The following table discloses the potential payouts under the stock options awarded to the named executive officers for the fiscal year ended April 30, 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. Michael Edenfield	10/19/07	(4)	—	—	—	—	—	—	—	80,000	8.85	8.85	194,328

H. Allan Dow	10/16/07	(4)	—	—	—	—	—	—	—	80,000	8.89	8.89	194,328

Vincent C. Klinges	10/19/07	(4)	—	—	—	—	—	—	—	50,000	8.85	8.85	121,455

Donald L. Thomas	10/16/07	(4)	—	—	—	—	—	—	—	20,000	8.89	8.89	48,582

(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.
(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.
(3)	For purposes of FAS 123R and this table, the grant date fair value or options is determined using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($8.89 for Logility stock and $8.85 for American Software stock) on grant date; dividend yield (0% for Logility options and 4% for American Software options); expected volatility rate (55% to 67% for Logility options and 40% for American Software options); risk-free interest rate (4.0% for Logility options and 4.3% for American Software options); and expected option term of 4.5 years.
(4)	These options were granted under an American Software stock option plan and represent options to purchase shares of American Software common stock

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2008 Outstanding Equity Awards at Fiscal Year-End

The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2008 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
J. Michael Edenfield			—			—	—	—	—
Logility stock options	25,000 20,000 5,000 18,750 8,000	0 0 0 6,250 32,000		4.50 3.30 2.55 4.00 8.18	06/16/2009 05/31/2011 12/04/2012 07/19/2014 07/17/2012
American Software stock options (3)	95,000 130,000 97,500 32,500 84,232 45,768 25,000 12,500 26,728 5,272 8,000 0 0 0	0 0 0 0 0 0 0 12,500 10,728 37,272 21,000 11,000 62,799 17,201		2.87 3.93 2.00 2.00 3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97 8.85 8.85	05/19/2009 06/22/2010 06/15/2011 06/15/2011 06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012 10/19/2013 10/19/2013
H. Allan Dow			—			—	—	—	—
Logility stock options	25,000 20,000 20,000 15,000 8,000	0 0 0 5,000 32,000		2.75 3.30 2.55 4.00 8.18	10/25/2010 05/31/2011 12/04/2012 07/19/2014 07/17/2012
American Software stock options (3)	75,000 30,000 45,000 8,000 0 0	0 0 0 32,000 45,248 34,752		1.90 1.76 2.96 5.97 8.89 8.89	11/22/2010 05/31/2011 09/04/2012 07/17/2012 10/16/2013 10/16/2013
Vincent C. Klinges			—			—	—	—	—
Logility stock options	5,000	0		10.00	12/20/2009
American Software stock options (3)	30,126 4,874 2,554 16,196 10,064 13,936 10,000 0 0 0	0 0 0 6,250 577 35,423 19,374 20,626 35,447 14,553		3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97 8.85 8.85	06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012 10/19/2013 10/19/2013
Donald L. Thomas			—			—	—	—	—
Logility stock options	3,200 5,000 5,000 5,000 7,500	0 0 0 0 2,500		4.50 10.00 3.30 2.55 4.00	06/16/2009 12/20/2009 05/31/2011 12/04/2012 07/19/2014
American Software stock options (3)	20,000 5,000 5,000 0	0 0 0 20,000		3.87 1.76 2.96 8.89	05/23/2010 05/31/2011 09/04/2012 10/16/2013

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(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.
(2)	The stock option grants prior to March 2005 expire in ten years and vest ratably on the first, second, third and fourth anniversaries of the option grant date. The stock option grants during or following March 2005 expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.
(3)	These options were granted under American Software stock option plans and represent options to purchase shares of American Software common stock.

2008 Option Exercises and Stock Vested

The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Michael Edenfield (1)	170,816	1,187,804	—	—
H. Allan Dow	—	—	—	—
Vincent C. Klinges (2)	106,000	727,674	—	—
Donald L. Thomas	800	7,598	—	—

(1)	A portion of each amount shown as Option Awards for Mr. Edenfield relates to stock options granted by American Software to purchase shares of American Software stock, as follows: number of shares acquired on exercise—151,000 for American Software and 19,816 for Logility; value realized on exercise—$1,027,750 for American Software and $160,054 for Logility.
(2)	All of the amounts shown as Option Awards for Mr. Klinges relate to stock options granted by American Software to purchase shares of American Software stock.

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DIRECTOR COMPENSATION

During fiscal 2008, the Company compensated directors who were not employed by the Company or its affiliates at the rate of $5,000 per annum, plus $1,000 for each meeting of the Board of Directors and $600 for each meeting of any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Stock Plan. Under the terms of the 2007 Stock Plan, directors who are not employed by the Company automatically receive stock option grants of 2,000 shares each upon his initial election and additional 1000-share grants at the last day of each fiscal quarter thereafter, with exercise prices equal to the market price on those respective dates. These options become fully exercisable on the date of grant and expire six years after the grant date (ten years for options granted prior to March 2005). They do not terminate if the director ceases to serve on the Board of the Company after the options become exercisable. Under this program, Fredrick E. Cooper, Parker H. Petit and John A. White each received option grants totaling 4,000 shares in fiscal 2008.

The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Inventive Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fredrick E. Cooper	12,000	-0-	19,167	-0-	-0-	-0-	31,167
Parker H. Petit	11,000	-0-	19,167	-0-	-0-	-0-	30,167
John A. White	12,000	-0-	19,167	-0-	-0-	-0-	31,167

(1)	The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2008 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2008. Stock options issued in fiscal 2008 were valued using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock on the grant date; dividend yield of 0%; expected volatility rate of 55% to 67%; risk-free interest rate of 2.8% to 4.6%; and expected term of 3.3 to 4.5 years.

RELATIONSHIP WITH AMERICAN SOFTWARE AND CERTAIN TRANSACTIONS

The Company and American Software have entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement and a Tax Sharing Agreement. These Agreements and the other Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008, filed with the Securities and Exchange Commission. In fiscal 2008, the Company paid the following amounts to American Software under the terms of the Intercompany Agreements: Services Agreement—$1,233,953, and Facilities Agreement—$427,846. Under the Tax Sharing Agreement, the Company accrued a payable of $909,454 and paid American Software $1.76 million during fiscal 2008.

As a result of the various transactions between the Company and American Software, amounts payable to and receivable from American Software arise from time to time. On April 30, 2008, there was a payable to American Software in the amount of $638,139.

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Exhibit (e)(11)

FORM OF

DIRECTOR INDEMNIFICATION AGREEMENT

This Director Indemnification Agreement, dated as of ___________, 2009 (this “Agreement”), is made by and between LOGILITY, INC., a Georgia corporation (the “Company”), and _______________________ (“Indemnitee”).

Indemnitee is a director of the Company and Indemnitee’s willingness to continue to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify Indemnitee to the fullest extent permitted by the laws of the state of Georgia, and upon the other undertakings set forth in this Agreement.

In recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Constituent Documents (as defined in Section 4), and change in the Company’s board of directors (the “Board”), or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Section 1(d)) to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

Therefore, the parties agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Company or any other person, including without limitation any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.

(b) “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise. Direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 20% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

(c) “Disinterested Director” means a director of the Company who is not (i) a party to the Claim or (ii) an individual who is a party to a Claim having a familial, financial,

professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the Claim, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(d) “Expenses” means attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(e) “Incumbent Directors” mean the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); except that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(f) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in Indemnitee’s capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, or (iii) Indemnitee’s status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, trustee or agent of such entity or enterprise and (i) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate, or (iii) the Company or a Controlled Affiliate directly or indirectly caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.

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(g) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company (or any Subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(j) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding securities entitled to vote generally in the election of directors.

2. Indemnification Obligation. Subject to Section 7, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by the laws of the State of Georgia in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; except that, unless otherwise provided in Sections 4 and 20, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. Notwithstanding the foregoing, Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. In connection with any such payment, advancement or reimbursement, Indemnitee shall execute and deliver to the Company an affirmation and undertaking in the form attached hereto as Exhibit A (subject to Indemnitee filling in the blanks therein and selecting from among the bracketed alternatives

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therein), which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses. In no event shall Indemnitee’s right to the payment, advancement or reimbursement of Expenses pursuant to this Section 3 be conditioned upon any affirmation and/or undertaking that is less favorable to Indemnitee than, or that is in addition to, the affirmation and undertaking set forth in Exhibit A.

4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or payment, advancement or reimbursement of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Company’s articles of incorporation or bylaws (collectively, the “Constituent Documents”) now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be (subject to Section 7 below and Indemnitee’s repayment undertaking in Exhibit A), on the condition that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) that remains unspent at the final disposition of the Claim to which the advance related.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

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7.	Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 7(b)) shall be required.

(b) To the extent that the provisions of Section 7(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Georgia law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard of Conduct Determination”) shall be made, at the option of the Indemnitee, by one of the following two methods:

(i) if there are two or more Disinterested Directors, by the Board by a majority vote of all the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more Disinterested Directors appointed by such a vote; or

(ii) by Independent Counsel (a) selected in the manner prescribed in Section 7(b)(i) or (b) if there are fewer than two Disinterested Directors, selected by the Board (in which selection directors who do not qualify as Disinterested Directors may participate).

(c) Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.

(d) The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 7(b) to be made as promptly as practicable.

(e) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 7(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Georgia law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 7(b) to have satisfied any applicable standard of conduct under Georgia law that is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company shall pay to Indemnitee, within five business days after the later of (x) the Notification Date and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

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(f) If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 7(b)(ii), the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. Indemnitee may, within five business days after receiving written notice of selection from the Company, deliver to the Company a written objection to such selection, as long as such objection is asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(h), and the objection sets forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the Company may, at its option, select an alternative Independent Counsel and give written notice to the Indemnitee advising the Indemnitee of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel shall have been selected within 30 days after the Company gives its initial notice pursuant to the first sentence of this Section 7(e), either the Company or Indemnitee may petition any state or federal court sitting in Atlanta, Georgia for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by such court or by such other person as such court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b).

8. Presumption of Entitlement. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in any state or federal court sitting in Atlanta, Georgia. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

9. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.

10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, or the substantive laws of the Company’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”). In addition, (a) to the extent that Indemnitee otherwise would have any

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greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right under this Agreement and (b) to the extent that any change is made to any Other Indemnity Provision that permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right under this Agreement. The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

11. Liability Insurance and Funding. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for the longer of (i) the period during which Indemnitee shall be subject to any pending or possible Indemnifiable Claim and (ii) six years after Indemnitee ceases to serve as a director and/or officer of the Company, the Company shall maintain or cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. The Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately preceding sentences, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) without the prior approval thereof by a majority vote of the Incumbent Directors, even if less than a quorum, or (ii) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed). In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including without limitation a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement. In satisfying its obligations under this Section 11, the Company shall not be obligated to pay more than 300% of premiums paid as of the date of this Agreement to obtain such coverage. It is understood and agreed that, in the event such coverage cannot be obtained in such amount or less in the aggregate, the Company shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(g). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent

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Indemnitee has otherwise actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(g)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

14. Defense of Claims. The Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; except that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to Indemnitee that are different from or in addition to those available to the Company, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which the Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement, except that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

15. Successors and Binding Agreement. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and Indemnitee’s counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not

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be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of any state or federal court sitting in Atlanta, Georgia for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in a state or federal court sitting in Atlanta, Georgia.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

19. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

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20. Legal Fees and Expenses. It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement (including its obligations under Section 3) or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.

21. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (a) “it” or “its” or words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex or Exhibit of or to this Agreement, (e) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (f) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures Appear On Following Page]

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IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

LOGILITY, INC.

By:
Name:
Title:

[INDEMNITEE]
[Address]

[Indemnitee]

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EXHIBIT A

AFFIRMATION AND UNDERTAKING

This Affirmation and Undertaking is submitted pursuant to the Director Indemnification Agreement, dated as of                                  ,                      (the “Indemnification Agreement”), between Logility, Inc., a Georgia corporation (the “Company”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.

The undersigned hereby requests [payment], [advancement], [reimbursement] by the Company of Expenses which the undersigned [has incurred] [reasonably expects to incur] in connection with                                  (the “Indemnifiable Claim”).

The undersigned hereby affirms his or her good faith belief that either (1) he has met the relevant standard of conduct described in Section 14-2-851 of the Georgia Business Corporation Code (the “Code”) with respect to the matters, actions or events from which the Indemnifiable Claim arose or (2) the Indemnifiable Claim involves conduct for which liability has been eliminated under a provision of the Company’s articles of incorporation as authorized by paragraph (4) of subsection (b) of Section 14-2-202 of the Code.

The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Company to or on behalf of the undersigned in response to the foregoing request if it is determined, following the final disposition of the Indemnifiable Claim and in accordance with Section 7 of the Indemnification Agreement, that the undersigned is not entitled to indemnification by the Company under the Indemnification Agreement with respect to the Indemnifiable Claim.

IN WITNESS WHEREOF, the undersigned has executed this Affirmation and Undertaking as of this              day of                         ,                 .

[Indemnitee]